                                                                     EXHIBIT 2.1

================================================================================

                                MERGER AGREEMENT



                                  BY AND AMONG



                        ENTERPRISE PRODUCTS PARTNERS L.P.

                           ENTERPRISE PRODUCTS GP, LLC

                       ENTERPRISE PRODUCTS MANAGEMENT LLC



                                       AND



                         GULFTERRA ENERGY PARTNERS, L.P.

                        GULFTERRA ENERGY COMPANY, L.L.C.









                                DECEMBER 15, 2003


================================================================================

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                      ARTICLE I
                                                     DEFINITIONS

   Section 1.1      Definitions...................................................................................1
   Section 1.2      Rules of Construction........................................................................11

                                                     ARTICLE II
                                                       MERGER

   Section 2.1      Closing of the Merger........................................................................12

                                                     ARTICLE III
                               REPRESENTATIONS AND WARRANTIES OF THE GULFTERRA PARTIES

   Section 3.1      Organization and Standing....................................................................16
   Section 3.2      Authority and No Conflicts...................................................................16
   Section 3.3      No Defaults..................................................................................18
   Section 3.4      Capitalization...............................................................................18
   Section 3.5      Reports; Financial Statements................................................................20
   Section 3.6      Absence of Certain Changes or Events.........................................................21
   Section 3.7      Compliance with Laws; Permits................................................................21
   Section 3.8      Litigation...................................................................................22
   Section 3.9      Environmental Matters........................................................................22
   Section 3.10     Contracts....................................................................................22
   Section 3.11     Restrictions on Business Activities..........................................................23
   Section 3.12     Intellectual Property........................................................................23
   Section 3.13     Property.....................................................................................25
   Section 3.14     Labor Matters................................................................................25
   Section 3.15     Employee Benefit Matters.....................................................................26
   Section 3.16     Insurance....................................................................................26
   Section 3.17     Taxes........................................................................................27
   Section 3.18     Regulatory Proceedings.......................................................................27
   Section 3.19     Regulation as a Utility......................................................................28
   Section 3.20     Futures Trading and Fixed Price Exposure.....................................................28
   Section 3.21     Solvency.....................................................................................28
   Section 3.22     Opinions of Financial Advisors...............................................................28
   Section 3.23     Brokerage and Finders' Fees..................................................................28

                                                     ARTICLE IV
                              REPRESENTATIONS AND WARRANTIES OF THE ENTERPRISE PARTIES

   Section 4.1      Organization and Standing....................................................................29
   Section 4.2      Authority and No Conflicts...................................................................29
   Section 4.3      No Defaults..................................................................................31
   Section 4.4      Capitalization...............................................................................31
   Section 4.5      Reports; Financial Statements................................................................33
   Section 4.6      Absence of Certain Changes or Events.........................................................34

   Section 4.7      Compliance with Laws.........................................................................34
   Section 4.8      Litigation...................................................................................34
   Section 4.9      Environmental Matters........................................................................35
   Section 4.10     Contracts....................................................................................35
   Section 4.11     Restrictions on Business Activities..........................................................36
   Section 4.12     Intellectual Property........................................................................36
   Section 4.13     Property.....................................................................................37
   Section 4.14     Labor Matters................................................................................38
   Section 4.15     Employee Benefit Matters.....................................................................38
   Section 4.16     Insurance....................................................................................39
   Section 4.17     Taxes........................................................................................39
   Section 4.18     Regulatory Proceedings.......................................................................40
   Section 4.19     Regulation as a Utility......................................................................40
   Section 4.20     Futures Trading and Fixed Price Exposure.....................................................40
   Section 4.21     Solvency.....................................................................................41
   Section 4.22     Opinions of Financial Advisors...............................................................41
   Section 4.23     Brokerage and Finder's Fee...................................................................41
   Section 4.24     Available Equity.............................................................................41

                                                      ARTICLE V
                              ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

   Section 5.1      Conduct of Business..........................................................................41
   Section 5.2      Access to Information........................................................................46
   Section 5.3      Certain Filings..............................................................................46
   Section 5.4      GulfTerra Unitholders' Meeting...............................................................47
   Section 5.5      Enterprise Unitholders' Meeting..............................................................47
   Section 5.6      Affiliates...................................................................................48
   Section 5.7      Debt Tender Offers and New Debt Offering.....................................................48
   Section 5.8      No Solicitation..............................................................................48
   Section 5.9      GulfTerra Asset Separation...................................................................50
   Section 5.10     Commercially Reasonable Efforts; Further Assurances..........................................50
   Section 5.11     No Public Announcement.......................................................................50
   Section 5.12     Expenses.....................................................................................51
   Section 5.13     Letter of GulfTerra MLP's Accountants........................................................51
   Section 5.14     Letter of Enterprise MLP's Accountants.......................................................51
   Section 5.15     Authority on Bank Accounts...................................................................51
   Section 5.16     Post-Closing Distribution Policy.............................................................51
   Section 5.17     Regulatory Issues............................................................................52
   Section 5.18     SEC Reports..................................................................................52
   Section 5.19     Tax Matters..................................................................................53
   Section 5.20     Section 16(b)................................................................................53
   Section 5.21     D&O Insurance................................................................................53
   Section 5.22     Distributions................................................................................54
   Section 5.23     Governance Matters...........................................................................54
   Section 5.24     Registration Rights..........................................................................54
   Section 5.25     Allocation of Partnership Liabilities Among Partners.........................................54

                                                     ARTICLE VI
                                                CONDITIONS TO CLOSING

   Section 6.1      Conditions to Each Party's Obligations.......................................................55
   Section 6.2      Conditions to the Enterprise Parties' Obligations............................................56
   Section 6.3      Conditions to the GulfTerra Parties' Obligations.............................................57

                                                     ARTICLE VII
                                           EMPLOYEES AND EMPLOYEE BENEFITS

   Section 7.1      GulfTerra Employees..........................................................................58
   Section 7.2      Enterprise Employment........................................................................58
   Section 7.3      GulfTerra Plans..............................................................................58
   Section 7.4      Retention Policy.............................................................................59

                                                    ARTICLE VIII
                                                     TERMINATION

   Section 8.1      Termination By Mutual Consent................................................................59
   Section 8.2      Termination by GulfTerra MLP or Enterprise MLP...............................................59
   Section 8.3      Termination by GulfTerra MLP.................................................................59
   Section 8.4      Termination by Enterprise MLP................................................................60
   Section 8.5      Effect of Certain Terminations...............................................................60
   Section 8.6      Effect of Vote...............................................................................61
   Section 8.7      Survival.....................................................................................61
   Section 8.8      No Waiver Relating to Claims for Fraud/Willful Misconduct....................................61
   Section 8.9      Enforcement of this Agreement................................................................61
   Section 8.10     General Limitation of Damages................................................................62

                                                     ARTICLE IX
                                                    MISCELLANEOUS

   Section 9.1      Notices......................................................................................62
   Section 9.2      Governing Law; Jurisdiction; Waiver of Jury Trial............................................63
   Section 9.3      Entire Agreement; Amendments and Waivers.....................................................64
   Section 9.4      Binding Effect and Assignment................................................................64
   Section 9.5      Severability.................................................................................64
   Section 9.6      Execution....................................................................................64
   Section 9.7      Disclosure Letters...........................................................................64

                                    EXHIBITS

Exhibit 2.1(b)        Form of Certificate of Merger
Exhibit 2.1(b)(ii)    Form of Assumption Agreement
Exhibit 5.6           Form of Affiliates Letter
Exhibit 6.2(c)(i)     Form of Akin Gump Strauss Hauer & Feld LLP Non-Contravention Opinion
Exhibit 6.2(c)(ii)    Form of Andrews Kurth LLP Non-Contravention Opinion
Exhibit 6.3(d)        Form of Vinson & Elkins L.L.P. Non-Contravention Opinion

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "Agreement") dated as of December 15, 2003 (the "Execution Date"), is entered into by and among GulfTerra Energy Partners, L.P., a Delaware limited partnership ("GulfTerra MLP"), GulfTerra Energy Company, L.L.C., a Delaware limited liability company ("GulfTerra GP"), Enterprise Products Partners, L.P., a Delaware limited partnership ("Enterprise MLP"), Enterprise Products GP, LLC, a Delaware limited liability company ("Enterprise GP"), and Enterprise Products Management LLC, a Delaware limited liability company ("Enterprise Merger Sub").

                                   WITNESSETH:

         WHEREAS, GulfTerra MLP and Enterprise MLP desire to combine their businesses on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

         "affiliate" has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.

         "Agreement" has the meaning set forth in the Preamble.

         "Business Day" means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

         "Certificates" has the meaning set forth in Section 2.1(f).

         "Closing" has the meaning set forth in Section 2.1(a).

         "Closing Date" has the meaning set forth in Section 2.1(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" has the meaning set forth in Section 5.2(b).

         "Confidentiality Agreement" means that certain Confidentiality Agreement dated April 4, 2002 between Enterprise Products Company, Enterprise MLP, El Paso Parent and GulfTerra MLP.

         "Continuing Employees" has the meaning set forth in Section 7.1.

         "Damages" means claims, liabilities, damages, penalties, judgments, assessments, losses, costs, expenses, including reasonable attorneys' fees and expenses, incurred by the party seeking indemnification under this Agreement.

         "Delaware Courts" has the meaning set forth in Section 9.2.

         "Designated Severance Plans" has the meaning set forth in Section 3.15.

         "D&O Insurance" has the meaning set forth in Section 5.21.

         "Effective Time" has the meaning set forth in Section 2.1(b).

         "El Paso Field Services Entities" means El Paso Field Operations Company, El Paso Field Services Holding Company, CFS Louisiana Midstream Company, El Paso Dauphin Island Company, LLC, and El Paso Gas Gathering & Processing Company.

         "El Paso GP Holdco" means GulfTerra GP Holding Company, a Delaware corporation.

         "El Paso Parent" means El Paso Corporation, a Delaware corporation.

         "El Paso Parent Consent Decree" means the Decision and Order of the Federal Trade Commission, Docket No. C-3996, issued to El Paso Parent on March 19, 2001.

         "El Paso Parent Consent Decree Assets" means the assets owned by any of the Enterprise Partnership Group Entities that were purchased pursuant to the El Paso Parent Consent Decree.

         "El Paso Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA), all employment and severance agreements (or consulting agreements with natural persons) and any employee compensation plan, including any pension, retirement, profit sharing, stock or unit option, stock or unit purchase, restricted stock or unit, bonus, health, life, disability or fringe benefit plan sponsored or maintained by, participated in or contributed to by or required to be contributed to by El Paso Parent or any subsidiary of El Paso Parent.

         "El Paso Sub 1" means Sabine River Investors I, L.L.C., a Delaware limited liability company.

         "El Paso Sub 2" means Sabine River Investors II, L.L.C., a Delaware limited liability company.

         "El Paso Sub 3" means El Paso EPN Investments, L.L.C., a Delaware limited liability company.

         "Encumbrances" means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

         "Enterprise Audit and Conflicts Committee" means the Audit and Conflicts Committee of the Board of Directors of Enterprise GP.

         "Enterprise Class B Units" means the Class B Special Units of Enterprise MLP more fully described in the letter dated December 1, 2003 from Vinson & Elkins L.L.P. to Ms. Pat Turek, New York Stock Exchange, Inc., Re:
Enterprise MLP (NYSE EPD), a copy of which has been provided to GulfTerra MLP.

         "Enterprise Common Units" means the Common Units of Enterprise MLP issued pursuant to the Enterprise Partnership Agreement.

         "Enterprise Disclosure Letter" means the disclosure letter for this Agreement and the Parent Company Agreement dated the Execution Date and delivered by Enterprise MLP to GulfTerra MLP.

         "Enterprise Easements" has the meaning set forth in Section 4.13(c).

         "Enterprise Environmental Permits" has the meaning set forth in Section 4.9.

         "Enterprise GP" has the meaning set forth in the Preamble.

         "Enterprise GP Financial Statements" has the meaning set forth in
Section 4.5(c).

         "Enterprise GP September 30, 2003 Balance Sheet" means the unaudited balance sheet of Enterprise GP as of September 30, 2003 included as part of the Enterprise GP Financial Statements.

         "Enterprise Intellectual Property Rights" has the meaning set forth in
Section 4.12(a).

         "Enterprise Material Adverse Effect" means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the Enterprise Partnership Group Entities (taken as a whole), that is, or could reasonably be expected to be, material and adverse to the Enterprise Partnership Group Entities (taken as a whole) or materially and adversely affects the ability of the Enterprise Parties to consummate the Merger Transactions; provided, however, that an Enterprise Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any Enterprise Partnership Group Entity (or any Enterprise Partially Owned Entity) directly or indirectly arising out of or attributable to (a) any decrease in the market price of Enterprise MLP's publicly traded securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute an Enterprise Material Adverse Effect), (b) the general state of the industries in which the Enterprise Partnership Group Entities and the Enterprise Partially Owned Entities operate, (c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the Enterprise Partnership Group Entities and the Enterprise Partially Owned

Entities, or (d) the announcement or proposed consummation of this Agreement and the Merger Transactions.

         "Enterprise Merger Sub" has the meaning set forth in the Preamble.

         "Enterprise MLP" has the meaning set forth in the Preamble.

         "Enterprise MLP Requisite Vote" has the meaning set forth in Section 8.3(b).

         "Enterprise MLP September 30, 2003 Balance Sheet" means the unaudited balance sheet of Enterprise MLP as of September 30, 2003 included as part of the Enterprise SEC Reports.

         "Enterprise OLP" means Enterprise Products Operating L.P., a Delaware limited partnership.

         "Enterprise Parent 1" means EPC Partners II, Inc., a Delaware corporation.

         "Enterprise Parent 2" means Dan Duncan LLC, a Texas limited liability company.

         "Enterprise Partially Owned Entities" means the Partially Owned Entities of the Enterprise Partnership Group Entities.

         "Enterprise Parties" means Enterprise MLP and Enterprise GP.

         "Enterprise Partnership Agreement" means that certain Third Amended and Restated Limited Partnership Agreement of Enterprise Products Partners L.P. dated as of May 15, 2002, as amended by that certain Amendment No. 1 dated as of August 7, 2002, that certain Amendment No. 2 dated as of December 17, 2002, and that certain Reorganization Agreement dated December 10, 2003, and as amended from time to time after the Execution Date in accordance with this Agreement.

         "Enterprise Partnership Group Entities" means Enterprise GP, Enterprise MLP and the subsidiaries of Enterprise MLP.

         "Enterprise Permits" has the meaning set forth in Section 4.7(b).

         "Enterprise Pipeline Assets" has the meaning set forth in Section 4.13(b).

         "Enterprise Plan" has the meaning set forth in Section 4.15(a).

         "Enterprise Proxy" means that certain Voting Agreement and Proxy dated as of the Execution Date among GulfTerra Energy Partners, L.P., Enterprise Products Delaware Holdings L.P., Duncan Family 2000 Trust, Duncan Family 1998 Trust and Dan L. Duncan.

         "Enterprise Reaffirmation" has the meaning set forth in Section 8.5(a).

         "Enterprise Related Employees" means employees of Enterprise Products Company, a Texas corporation, or any other affiliate of Enterprise Parent 1 or Enterprise Parent 2 that work for the benefit of the Enterprise Partnership Group Entities.

         "Enterprise SEC Reports" has the meaning set forth in Section 4.5(a).

         "Enterprise Unitholders' Meeting" has the meaning set forth in Section 5.5.

         "Enterprise Withdrawal" means the withdrawal or qualification by Enterprise GP's Board of Directors of its recommendation of the transactions contemplated by this Agreement, in response to a Superior Transaction.

         "Environmental Laws" means any and all applicable laws, statutes, regulations, rules, orders, ordinances, and legally enforceable directives of and agreements between a person that is subject to the applicable representation and any Governmental Entity and rules of common law pertaining to protection of human health (to the extent arising from exposure to Hazardous Substances) or the environment (including any generation, use, storage, treatment, or Release of Hazardous Substances into the environment) including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Atomic Energy Act, 42 U.S.C. Section 2014 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., and the Federal Hazardous Materials Transportation Law, 49 U.S.C. Section 5101 et seq., as each has been amended from time to time, and all other environmental conservation and protection laws.

         "EPCO Agreement" means that certain EPCO Agreement dated July 31, 1998 among Enterprise Products Company, Enterprise GP, Enterprise MLP and Enterprise OLP.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" has the meaning set forth in Section 2.1(e).

         "Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement dated as of October 2, 2003 among GulfTerra GP, GulfTerra MLP and Goldman.

         "Exchange Fund" has the meaning set forth in Section 2.1(e).

         "Exchange Ratio" means the ratio of Enterprise Common Units per GulfTerra Common Unit described in Section 2.1(b)(i).

         "Execution Date" has the meaning set forth in the Preamble.

         "Existing GulfTerra Indebtedness" means the indebtedness of GulfTerra MLP consisting of its 10 3/8% Senior Subordinated Notes due 2009, its 8 1/2% Senior Subordinated Notes due 2010, its 6 1/4% Senior Notes due 2010, its 8 1/2% Senior Subordinated Notes due 2011 and its

10 5/8% Senior Subordinated Notes due 2012, in each case as issued and outstanding on the Execution Date.

         "Fractional Unit Payment" has the meaning set forth in Section 2.1(c).

         "GAAP" has the meaning set forth in Section 1.2.

         "Goldman" means Goldman Sachs &Co., a New York limited partnership.

         "governing documents" means, with respect to any person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person.

         "Governmental Entity" means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing.

         "GulfTerra Common Units" means the Series A Common Units issued pursuant to the GulfTerra Partnership Agreement.

         "GulfTerra Conflicts and Audit Committee" means the Conflicts and Audit Committee of the Board of Directors of GulfTerra GP.

         "GulfTerra Disclosure Letter" means the disclosure letter for this Agreement and the Parent Company Agreement dated the Execution Date and delivered by GulfTerra MLP to Enterprise MLP.

         "GulfTerra D&O Indemnified Parties" has the meaning set forth in
Section 5.21.

         "GulfTerra Easements" has the meaning set forth in Section 3.13(c).

         "GulfTerra Environmental Permits" has the meaning set forth in Section 3.9.

         "GulfTerra GP" has the meaning set forth in the Preamble.

         "GulfTerra GP Financial Statements" has the meaning set forth in
Section 3.5(c).

         "GulfTerra GP September 30, 2003 Balance Sheet" means the unaudited balance sheet of GulfTerra GP as of September 30, 2003 included as part of the GulfTerra GP Financial Statements.

         "GulfTerra Intellectual Property Rights" has the meaning set forth in
Section 3.12(a).

         "GulfTerra Material Adverse Effect" means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the GulfTerra Partnership Group Entities (taken as a whole), that is, or could reasonably be expected to be, material and adverse to the GulfTerra Partnership Group Entities (taken as a whole) or materially and adversely affects the ability of the GulfTerra Parties to consummate the Merger Transactions; provided, however, that a GulfTerra Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any GulfTerra Partnership Group Entity (or any GulfTerra Partially Owned Entity) directly or indirectly arising out of or attributable to
(a) any decrease in the market price of GulfTerra MLP's publicly traded securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a GulfTerra Material Adverse Effect), (b) the general state of the industries in which the GulfTerra Partnership Group Entities and the GulfTerra Partially Owned Entities operate,
(c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the GulfTerra Partnership Group Entities and the GulfTerra Partially Owned Entities, or (d) the announcement or proposed consummation of this Agreement and the Merger Transactions.

         "GulfTerra MLP" has the meaning set forth in the Preamble.

         "GulfTerra MLP Requisite Vote" has the meaning set forth in Section 8.3(c).

         "GulfTerra MLP September 30, 2003 Balance Sheet" means the unaudited condensed consolidated balance sheet of GulfTerra MLP as of September 30, 2003 included as part of the GulfTerra SEC Reports.

         "GulfTerra Partially Owned Entities" means Partially Owned Entities of the GulfTerra Partnership Group Entities.

         "GulfTerra Parties" means GulfTerra MLP and GulfTerra GP.

         "GulfTerra Partnership Agreement" means that certain Second Amended and Restated Agreement of Limited Partnership of GulfTerra MLP dated as of February 19, 1993, amended and restated effective as of August 31, 2000, as further amended by amendments dated November 27, 2002, May 5, 2003, May 16, 2003, July 23, 2003 and August 21, 2003, and as amended from time to time after the Execution Date in accordance with this Agreement.

         "GulfTerra Partnership Group Entities" means GulfTerra GP, GulfTerra MLP and the subsidiaries of GulfTerra MLP.

         "GulfTerra Permits" has the meaning set forth in Section 3.7(b).

         "GulfTerra Pipeline Assets" has the meaning set forth in Section
3.13(b).

         "GulfTerra Plan" has the meaning set forth in Section 7.3.

         "GulfTerra Proxy" means that certain Voting Agreement and Irrevocable Proxy dated as of the Execution Date among Enterprise MLP, El Paso Parent, El Paso Sub 1, El Paso Sub 2 and El Paso Sub 3.

         "GulfTerra Purchased Units" means the GulfTerra Common Units and GulfTerra Series C Units to be purchased by Enterprise Products GTM, LLC pursuant to the Parent Company Agreement.

         "GulfTerra Reaffirmation" has the meaning set forth in Section 8.5(b).

         "GulfTerra Related Employees" means employees of El Paso Parent or an affiliate of El Paso Parent that work primarily for the benefit of the GulfTerra Partnership Group Entities.

         "GulfTerra SEC Reports" has the meaning set forth in Section 3.5(a).

         "GulfTerra Series C Units" means the GulfTerra MLP securities issued as "Series C Units" pursuant to the GulfTerra Partnership Agreement.

         "GulfTerra Series F Units" means those certain Series F Convertible Units of GulfTerra MLP, more fully described in the Statement of Rights, Privileges and Limitations of Series F Convertible Units of GulfTerra MLP dated May 16, 2003.

         "GulfTerra Unitholders' Meeting" has the meaning set forth in Section 5.4.

         "GulfTerra Units" means the GulfTerra Common Units, the GulfTerra Series C Units and the GulfTerra Series F Units.

         "GulfTerra Withdrawal" means the withdrawal or qualification by GulfTerra GP's Board of Directors of its recommendation of the transactions contemplated by this Agreement.

         "Hazardous Substances" means any (a) chemical, product, substance, waste, material, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law;
(b) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof.

         "holders" means, when used with reference to the GulfTerra Common Units, the GulfTerra Series C Units, the GulfTerra Series F Units, the Enterprise Class B Units and the Enterprise Common Units, the holders of such units shown from time to time in the registers maintained by or on behalf of GulfTerra MLP or Enterprise MLP, as applicable.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Joint Proxy Statement/Prospectus" has the meaning set forth in Section 5.3.

         "knowledge" means (a) with respect to the GulfTerra Parties, the actual knowledge of each person listed on Section 1.1(a) of the GulfTerra Disclosure Letter, and (b) with respect to the Enterprise Parties, the actual knowledge of the officers and directors of the Enterprise Parties.

         "Laws" means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body (including the NYSE) or self-regulatory authority, but does not include Environmental Laws.

         "Lehman Opinion" has the meaning set forth in Section 4.22.

         "Letter of Transmittal" has the meaning set forth in Section 2.1(f).

         "Materiality Requirement" means any requirement in a representation or warranty that a condition, event or state of fact be "material," correct or true in "all material respects," have a "Material Adverse Effect" or be or not be "reasonably expected to have a Material Adverse Effect" (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

         "Merger" means the merger of Enterprise Merger Sub with and into GulfTerra MLP, with GulfTerra MLP as the sole surviving entity.

         "Merger Transactions" means the Merger and the other transactions contemplated by Section 2.1.

         "Nonrecourse Liability" has the meaning set forth in the Treasury Regulation Section 1.752-1(a)(2).

         "Notice" has the meaning set forth in Section 9.1.

         "NYSE" means the New York Stock Exchange.

         "Open Enterprise Position" has the meaning set forth in Section 4.20.

         "Open GulfTerra Position" has the meaning set forth in Section 3.20.

         "Parent Company Agreement" means that certain Parent Company Agreement dated as of the Execution Date among El Paso Parent, El Paso Sub 1, El Paso Sub 2, El Paso Sub 3, El Paso GP Holdco, Enterprise GP, Enterprise MLP and Enterprise Products GTM, LLC.

         "Partially Owned Entity" means, with respect to a specified person, any other person that is not a subsidiary of such specified person but in which such specified person, directly or indirectly, owns 30% or more of the equity interests thereof (whether voting or non-voting and including beneficial interests).

         "Partnership Group" means the GulfTerra Partnership Group Entities, on one hand, and the Enterprise Partnership Group Entities, on the other hand. A reference to a Partnership Group is a reference to each of the members of such Partnership Group.

         "Party Group" means the GulfTerra Parties, on one hand, and the Enterprise Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

         "Permitted Encumbrances" means any liens, title defects, preferential rights or other encumbrances upon any of the relevant person's property, assets or revenues, whether now owned or hereafter acquired, that are (i) carriers', warehousemens', mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) for taxes not yet due or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business by such person and its subsidiaries and (vi) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such person and its subsidiaries.

         "person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

         "Possible Alternative" has the meaning set forth in Section 5.8(a).

         "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

         "Registration Statement" has the meaning set forth in Section 5.3.

         "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

         "Representative" has the meaning set forth in Section 5.8(a).

         "Required FS Divestiture" has the meaning set forth in Section 5.17.

         "Required GulfTerra Divestiture" has the meaning set forth in Section 5.17.

         "Required MLP Divestiture" has the meaning set forth in Section 5.17.

         "Rule 145 Affiliates" has the meaning set forth in Section 5.6.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Solvent" means, with respect to the applicable person on any date of determination, that on such date (a) such applicable person's property, at a fair valuation, exceeds the sum of such applicable person's debts, (b) the present fair saleable value of the assets of such applicable person is not less than the amount that will be required to pay its debts as they become absolute and matured, (c) such applicable person does not intend to incur, or believes that such applicable person has not incurred, debts that would be beyond such applicable person's ability to pay as such debts matured, and (d) such applicable person is not engaged in business or a transaction and does not intend to engage in business or a transaction, for which such applicable person's property remaining after such transaction would constitute unreasonably small capital.

         "subsidiary" means with respect to a specified person, any other person
(a) that is a subsidiary as defined in Rule 405 of the Rules and Regulations under the Securities Act of such specified person and (b) of which such specified person or another of its subsidiaries owns beneficially more than 50% of the equity interests.

         "Superior Transaction" has the meaning set forth in Section 5.8(b).

         "Tax" or "Taxes" means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Tejas" has the meaning set forth in Section 5.24.

         "UBS Opinion" has the meaning set forth in Section 3.22.

         Section 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement (including the Disclosure Letters) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to "dollars" or "$" mean United

States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation," and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles ("GAAP"). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party's permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an "Exhibit" followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any of the provisions of this Agreement.

                                   ARTICLE II
                                     MERGER

         Section 2.1 Closing of the Merger.

                  (a) Closing Date. Subject to the satisfaction or waiver of the conditions to closing set forth in ARTICLE VI, the closing (the "Closing") of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Vinson & Elkins L.L.P. at 1001 Fannin Street, Houston, Texas 77002 on the 20th Business Day following the satisfaction or waiver of all of the conditions set forth in ARTICLE VI (other than conditions that would normally be satisfied on the Closing Date) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The "Closing Date," as referred to herein, shall mean the date of the Closing.

                  (b) Merger. At the Closing, the Merger shall occur by the filing of a certificate of merger with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit 2.1(b), executed in accordance with the relevant provisions of, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (the date and time of such filing (or such later time and date as may be expressed therein as the effective date and time of the Merger) being the "Effective Time"). As a result of the Merger, the separate existence of Enterprise Merger Sub shall cease, and GulfTerra MLP shall continue as the surviving limited partnership in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Enterprise MLP, GulfTerra MLP or any holder of GulfTerra Units, (i) each of the outstanding GulfTerra Common Units other than the GulfTerra Purchased Units shall be converted into the right to receive 1.81 Enterprise Common Units, (ii) Enterprise shall assume all of GulfTerra's obligations under all unconverted Series F Convertible Units in accordance with the provisions of Section 3.3(e) of Annex A to the Third Amendment dated May 16, 2003 to the GulfTerra Partnership Agreement, as evidenced by Enterprise's execution and delivery of the Assumption Agreement attached hereto as Exhibit 2.1(b)(ii) and all unconverted Series F Convertible Units shall be cancelled,
(iii) GulfTerra GP shall continue to be the sole general partner of GulfTerra MLP, and (iv) the

GulfTerra Purchased Units shall remain outstanding and become the sole limited partnership interest in GulfTerra MLP.

                  (c) Fractional Units. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional Enterprise Common Units shall be issued, and such fractional unit interests will not entitle the owner thereof to vote or to any rights as a limited partner of Enterprise MLP and (ii) each registered holder of GulfTerra Common Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Enterprise Common Unit (after taking into account all Enterprise Common Units held by such holder at the Effective Time) shall receive, in lieu thereof, from Enterprise MLP in exchange for such fractional unit, an amount (a "Fractional Unit Payment") in cash (payable in dollars, without interest) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing price of Enterprise Common Units on the NYSE Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the four trading day period ending on the third Business Day prior to the Closing Date.

                  (d) Certain Adjustments. If between the date of the Agreement and the Effective Time, whether or not permitted pursuant to the terms hereof, the outstanding GulfTerra Common Units or Enterprise Common Units shall be changed into a different number of units or other securities by reason of any stock split, combination, merger, consolidation, reorganization or other similar transaction (other than any conversion of outstanding GulfTerra Series C Units or GulfTerra Series F Units into GulfTerra Common Units, or of Enterprise Class B Units into Enterprise Common Units, in each case in accordance with their terms), or any distribution payable in partnership securities shall be declared thereon with a record date within such period, the Exchange Ratio (and the number of Enterprise Common Units issuable in the Merger) and the form of securities issuable in the Merger shall be appropriately adjusted to provide the holders of GulfTerra Common Units the same economic effect as contemplated by this Agreement prior to such event.

                  (e) Exchange Agent. Prior to the mailing of the Joint Proxy Statement/Prospectus, Enterprise MLP shall appoint Mellon Investor Services LLC to act as exchange agent (the "Exchange Agent") for the payment of the Enterprise Common Units and any Fractional Unit Payment. At or prior to the Closing Date, Enterprise MLP shall deposit with the Exchange Agent, for the benefit of the holders of the GulfTerra Units, an amount of cash equal to the estimated aggregate Fractional Unit Payment (the "Exchange Fund") and Enterprise MLP shall authorize the Exchange Agent to exchange Enterprise Common Units in accordance with this Section 2.1. Enterprise MLP shall deposit with the Exchange Agent any additional funds in excess of the Exchange Fund as and when necessary to pay any Fractional Unit Payment required to be paid under this Agreement. Enterprise MLP shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any Enterprise Common Units, or fraction thereof, and any remaining amount of the Exchange Fund or other funds deposited, after the earlier to occur of (i) payment in full of all amounts due to the holders of GulfTerra Common Units or to the Exchange Agent or (ii) the expiration of the period specified in Section 2.1(i), shall be returned to Enterprise MLP.

                  (f) Exchange Procedures. Promptly after the Closing Date, Enterprise MLP shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of any outstanding certificate or certificates that immediately prior to the Effective Time represented GulfTerra Common Units (the "Certificates"), a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Enterprise MLP and GulfTerra GP may reasonably specify) and instructions for use in effecting the surrender of the Certificate(s) and payment therefor. Upon surrender to the Exchange Agent of such Certificates, together with such properly completed and duly executed Letter of Transmittal, the holder of a Certificate shall be entitled to a certificate or certificates representing the number of full Enterprise Common Units into which the Certificates surrendered shall have been converted pursuant to this Agreement and the Fractional Unit Payment, if any, payable in redemption of any fractional Enterprise Common Unit otherwise issuable. The instructions for effecting the surrender of Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing Enterprise Common Units and the Fractional Unit Payment, if any, that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Enterprise MLP, signed exactly as the name or names of the registered holder or holders appeared on the books of GulfTerra MLP immediately prior to the Effective Time, together with a customary bond and such other documents as Enterprise MLP may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of GulfTerra MLP or its transfer agent of Certificates; and if such Certificates are presented to GulfTerra MLP or its transfer agent for transfer, they shall be canceled against delivery of the certificate or certificates for Enterprise Common Units and any Fractional Unit Payment as hereinabove provided. If any certificate for such Enterprise Common Units is to be issued to a person other than the registered holder of a Certificate surrendered for exchange, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Enterprise MLP or the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Enterprise Common Units in a name other than that of the registered holder of the Certificate(s) surrendered, or establish to the reasonable satisfaction of Enterprise MLP or the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.1(f), each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Enterprise Common Units and Fractional Unit Payment, if any, as contemplated by this Section 2.1. No interest will be paid or will accrue on any Fractional Unit Payment.

                  (g) Distributions with Respect to Unexchanged Certificates. No dividends or other distributions with respect to Enterprise Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Enterprise Common Units issuable in respect thereof and no Fractional Unit Payment shall be paid to any such holder until the surrender of such Certificate in accordance with this Section 2.1. Subject to the effect of applicable Laws, there shall be paid to the holder of each Certificate, without interest, (i) at the time of surrender of any such Certificate, the amount of any Fractional Unit Payment to which such holder is entitled and the amount of dividends or other distributions previously paid with respect to the whole Enterprise Common Units issuable with respect to such Certificate that have a record date after the Effective Time and a payment date on or prior to the time of surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole Enterprise Common Units with a record date after the Effective Time and prior to such surrender and a payment date subsequent to such surrender.

                  (h) No Further Ownership Rights in GulfTerra Units. All Enterprise Common Units issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2.1 (including any Fractional Unit Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the GulfTerra Common Units heretofore represented by such Certificates (including all rights to common units arrearages), subject, however, to Enterprise MLP's obligation, with respect to GulfTerra Common Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time which may have been declared or made by GulfTerra MLP on such GulfTerra Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Closing Date.

                  (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve months after the Closing Date shall be delivered to Enterprise MLP, upon demand, and any holders of the Certificates who have not theretofore complied with this
Section 2.1 shall thereafter look only to Enterprise MLP and only as general creditors thereof for payment of their claim for Enterprise Common Units, any Fractional Unit Payment and any distributions with respect to Enterprise Common Units to which such holders may be entitled.

                  (j) No Liability. None of Enterprise MLP, GulfTerra MLP or the Exchange Agent shall be liable to any person in respect of any Enterprise Common Units (or distributions with respect thereto) or Fractional Unit Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to such date on which any Enterprise Common Units, any Fractional Unit Payment or any distributions with respect to Enterprise Common Units in respect of such Certificate would escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable Laws, become the property of Enterprise MLP, free and clear of all claims or interest of any person previously entitled thereto other than the holder of such Certificate as specified in Section 2.1(h).

                  (k) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 5.6) of GulfTerra MLP shall not be exchanged until Enterprise MLP shall have received from such Rule 145 Affiliate the letter referred to in Section 5.6.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE GULFTERRA PARTIES

         The GulfTerra Parties hereby represent and warrant, jointly and severally, to the Enterprise Parties that:

         Section 3.1 Organization and Standing.

                  (a) Each of the GulfTerra Partnership Group Entities has been duly organized or formed and is validly existing under the Laws of its jurisdiction of organization or formation with full corporate or legal power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure of a GulfTerra Partnership Group Entity to be so organized, formed or existing or to have such power or authority could not reasonably be expected to have a GulfTerra Material Adverse Effect. Each of the GulfTerra Partnership Group Entities is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have a GulfTerra Material Adverse Effect. GulfTerra GP was formed on May 2, 2003.

                  (b) Section 3.1(b) of the GulfTerra Disclosure Letter sets forth, as of the Execution Date, a true and complete list of each of the GulfTerra Partnership Group Entities and GulfTerra Partially Owned Entities, together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each GulfTerra Partnership Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by such GulfTerra Partnership Group Entity in such person. Except as set forth in Section 3.1(b) of the GulfTerra Disclosure Letter, none of the GulfTerra Partnership Group Entities is subject to any obligation in excess of $10,000,000 to provide funds to or make any investment in (in the form of a loan, capital contribution or otherwise) any of their subsidiaries, Partially Owned Entities or other persons.

                  (c) Each of the GulfTerra Parties has heretofore made available to Enterprise MLP complete and correct copies of its governing documents as well as the governing documents of each of the GulfTerra Partially Owned Entities and the GulfTerra Partnership Group Entities, in each case as amended as permitted by this Agreement.

         Section 3.2 Authority and No Conflicts.

                  (a) Each of the GulfTerra Parties has all requisite partnership or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject to the approval of GulfTerra MLP's unitholders as described in Section 5.4. The execution and delivery of this Agreement by the GulfTerra Parties and the consummation by the GulfTerra Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company or partnership action and no other limited liability company or partnership proceedings on the part of the GulfTerra Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval of GulfTerra MLP's unitholders as described in Section
5.4. The affirmative vote of the holders of at least a majority of the outstanding GulfTerra Common Units and GulfTerra Series C Units, each voting separately as a class, approving the matters described in Section 5.4, is the only vote of the holders of any partnership interests in GulfTerra MLP necessary to approve this Agreement and the Merger Transactions.

                  (b) This Agreement has been duly executed and delivered by each of the GulfTerra Parties and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and by general principles of equity.

                  (c) As of the Execution Date, each of the Board of Directors of GulfTerra GP and the GulfTerra Audit and Conflicts Committee at a meeting duly called and held has determined by the unanimous approval of all directors voting (for GulfTerra GP and on behalf of GulfTerra MLP) that this Agreement and the Merger Transactions are fair to, and in the best interests of, the holders of the GulfTerra Common Units and GulfTerra Series C Units and has recommended the Merger Transactions, specifically the items listed in Section 5.4 to be approved at the GulfTerra Unitholders' Meeting, for approval by the requisite vote of the holders of GulfTerra Common Units and GulfTerra Series C Units, and those recommendations have not been withdrawn, reversed or modified in any material respect.

                  (d) Neither the execution and delivery of this Agreement by any of the GulfTerra Parties nor the performance by any of them of their obligations hereunder and the completion of the transactions contemplated by this Agreement, will:

                           (i) conflict with, or violate any provision of, the
governing documents of the GulfTerra Parties or the GulfTerra Partnership Group Entities;

                           (ii) other than (A) satisfying applicable
requirements of the El Paso Parent Consent Decree and the HSR Act, (B) the filing of a certificate of merger with respect to the Merger as required by the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, filings with the SEC under the Securities Act and the Exchange Act, applicable filings with the NYSE and any filings required or approvals necessary pursuant to any state securities or "blue sky" laws and (C) obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect, violate or breach any Laws or Environmental Laws applicable to any of the GulfTerra Partnership Group Entities;

                           (iii) except as set forth on Section 3.2(d)(iii) of
the GulfTerra Disclosure Letter and other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the GulfTerra Partnership Group Entities is a party or by which any of the GulfTerra Partnership Group Entities or their property is bound or subject; or

                           (iv) other than pursuant to the HSR Act and except as
could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the GulfTerra Partnership Group Entities, or restrict, hinder, impair or limit the ability of any of the GulfTerra Partnership Group Entities to carry on their businesses as and where they are now being carried on.

         Section 3.3 No Defaults. None of the GulfTerra Partnership Group Entities is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (a) their respective governing documents, (b) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the GulfTerra Partnership Group Entities is a party or by which any of the GulfTerra Partnership Group Entities or any of their property is bound or subject, except, in the case of clause (b), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a GulfTerra Material Adverse Effect.

         Section 3.4 Capitalization.

                  (a) GulfTerra GP is the sole general partner of GulfTerra MLP. GulfTerra GP is the sole record and beneficial owner of the general partner interest in GulfTerra MLP, and such general partner interest has been duly authorized and validly issued in accordance with the GulfTerra Partnership Agreement. Except for any Encumbrances arising under the governing documents of any GulfTerra Party, applicable securities Laws, the Exchange and Registration Rights Agreement or this Agreement, GulfTerra GP owns such general partner interest free and clear of any Encumbrances.

                  (b) As of the Execution Date, GulfTerra MLP has no limited partner interests issued and outstanding other than the following:

                           (i) 58,361,149 GulfTerra Common Units issued and
outstanding, including:

                                    (A) 8,262,902 GulfTerra Common Units issued
to El Paso Sub 1, and with respect to which El Paso Sub 1 is the sole holder of record;

                                    (B) 2,821,343 GulfTerra Common Units issued
to El Paso Sub 2, and with respect to which El Paso Sub 2 is the sole holder of record; and

                                    (C) 3,000,000 GulfTerra Common Units issued
to Goldman, and with respect to which Goldman is the sole holder of record;

                           (ii) outstanding options to purchase 1,159,500
GulfTerra Common Units at the exercise prices and with the vesting schedules set forth on Section 3.4(b) of the GulfTerra Disclosure Letter;

                           (iii) outstanding awards for the issuance of 37,292
restricted GulfTerra Common Units having the vesting schedules set forth on
Section 3.4(b) of the GulfTerra Disclosure Letter;

                           (iv) 10,937,500 GulfTerra Series C Units issued to El
Paso Sub 3, and with respect to which El Paso Sub 3 is the sole holder of record;

                           (v) 80 GulfTerra Series F Units (consisting of 80
Series F1 Convertible Units and 80 Series F2 Convertible Units) issued to Fletcher International, Inc., and with respect to which Fletcher International, Inc. is the sole holder of record; and

                           (vi) Goldman's right to acquire GulfTerra Common
Units from GulfTerra MLP under the Exchange and Registration Rights Agreement, which rights are being waived pursuant to the Goldman Agreement.

Each of such GulfTerra Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the GulfTerra Partnership Agreement, and are fully paid (to the extent required under the GulfTerra Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act). Such GulfTerra Units were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on GulfTerra MLP. All of the outstanding equity interests of the subsidiaries of GulfTerra MLP and the Partially Owned Entities which are held, directly or indirectly, by GulfTerra MLP, have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable (except
(1) with respect to general partner interests, (2) as set forth to the contrary in the applicable governing documents and (3) to the extent such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act) and were not issued in violation of pre-emptive or similar rights; and all such shares and other equity interests are owned, directly or indirectly, by GulfTerra MLP, free and clear of all Encumbrances, except for applicable securities Laws, restrictions on transfers contained in governing documents and as set forth on
Section 3.4(b) of the GulfTerra Disclosure Letter.

                  (c) Except as described in Section 3.4(b) and Section 3.4(c) of the GulfTerra Disclosure Letter: (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the GulfTerra Partnership Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or Encumber any equity interest in any of the GulfTerra Partnership Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the GulfTerra Partnership Group Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the GulfTerra Partnership Group Entities or any other person, and none of the GulfTerra Partnership Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities;

(iii) there are not outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the GulfTerra Partnership Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the GulfTerra Partnership Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the GulfTerra Common Units on any matter; and (v) except as described in the GulfTerra Partnership Agreement, there are no unitholder agreements, proxies (other than the GulfTerra Proxy), voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the GulfTerra Partnership Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the GulfTerra Partnership Group Entities (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of GulfTerra Common Units (other than the GulfTerra Parties) may have imposed upon such GulfTerra Common Units).

         Section 3.5 Reports; Financial Statements.

                  (a) Since January 1, 2000, GulfTerra MLP has filed all forms, reports, schedules, statements and other documents required by Law to be filed with or furnished to the SEC by any of the GulfTerra Partnership Group Entities under the Exchange Act or the Securities Act (collectively, together with all other documents filed by GulfTerra MLP with the SEC since January 1, 2000, the "GulfTerra SEC Reports"), except in each case where the failure to file any such forms, reports, schedules, statements or other documents could not reasonably be expected to have a GulfTerra Material Adverse Effect. The GulfTerra SEC Reports at the time filed (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (y) complied in all material respects with the requirements of applicable Laws (including the Securities Act, the Exchange Act and the rules and regulations thereunder). Other than filings in connection with Rule 144A offerings with respect to wholly-owned subsidiaries of GulfTerra MLP, no subsidiary of GulfTerra MLP is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.

                  (b) GulfTerra MLP has heretofore furnished to Enterprise MLP complete and correct copies of (i) all contracts, agreements, documents and other instruments not yet filed by GulfTerra MLP with the SEC but that are currently in effect and that any of the GulfTerra Partnership Group Entities will be required to or expects to file with or furnish to the SEC as exhibits in an annual or periodic report after the Execution Date and (ii) all amendments and modifications that have not been filed by GulfTerra MLP with the SEC but are currently in effect to all agreements, documents and other instruments that have been filed by any of the GulfTerra Partnership Group Entities with the SEC since January 1, 2000.

                  (c) Attached as Section 3.5(c) of the GulfTerra Disclosure Letter are copies of the unaudited financial statements as of September 30, 2003 of GulfTerra GP (the "GulfTerra GP Financial Statements"). The consolidated financial statements (including, in each case, any related notes thereto) of GulfTerra MLP contained in any GulfTerra SEC Reports and the GulfTerra GP Financial Statements (i) have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnote disclosures required by GAAP), (ii) complied in all material respects with the requirements of applicable securities Laws, and (iii) fairly present, in all material respects, the consolidated financial positions, results of operations, cash flows, partners' capital and comprehensive income and changes in accumulated other comprehensive income, as applicable, of the applicable GulfTerra Partnership Group Entities as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material. Except as disclosed on the GulfTerra MLP September 30, 2003 Balance Sheet or the GulfTerra GP September 30, 2003 Balance Sheet, none of the GulfTerra Partnership Group Entities has any indebtedness or liability, absolute or contingent, other than (i) liabilities as of September 30, 2003 that are not required by GAAP to be included in the GulfTerra MLP September 30, 2003 Balance Sheet or the GulfTerra GP September 30, 2003 Balance Sheet, (ii) liabilities incurred or accrued in the ordinary course of business consistent with past practice since September 30, 2003 (iii) liabilities disclosed in any GulfTerra SEC Reports filed since September 30, 2003 or (iv) liabilities incurred or accrued as permitted under Section 5.1(b).

         Section 3.6 Absence of Certain Changes or Events.

                  (a) Except as set forth on Section 3.6 of the GulfTerra Disclosure Letter or as disclosed in any GulfTerra SEC Report filed before the Execution Date, between September 30, 2003 and the Execution Date, the business of the GulfTerra Partnership Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practices, and none of the GulfTerra Partnership Group Entities has taken any of the actions prohibited by
Section 5.1(b), except in connection with entering into this Agreement.

                  (b) Since September 30, 2003, except as disclosed in Section 3.6(b) of the GulfTerra Disclosure Letter or in any GulfTerra SEC Report filed before the Execution Date, there have not been any events or conditions that have had and continue to have, or could reasonably be expected to have, a GulfTerra Material Adverse Effect.

         Section 3.7 Compliance with Laws; Permits.

                  (a) The GulfTerra Partnership Group Entities are in compliance, and at all times since January 1, 2001 have complied, with all applicable Laws other than non-compliance which could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect.

                  (b) The GulfTerra Partnership Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the "GulfTerra Permits"), except as disclosed in Section 3.7(b) of the GulfTerra Disclosure Letter, in the GulfTerra SEC Reports or where the failure to be in possession of such GulfTerra Permits could not, individually or in the aggregate, be reasonably expected to have a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities is in conflict with, or in default or violation of any of the GulfTerra Permits, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect.

         Section 3.8 Litigation. Except as disclosed in Section 3.8 of the GulfTerra Disclosure Letter, in the GulfTerra SEC Reports or for matters that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect, (a) there are no claims, actions, proceedings (public or private), investigations or reviews pending or, to the knowledge of the GulfTerra Parties, threatened against any of the GulfTerra Partnership Group Entities by or before any Governmental Entity, and (b) the GulfTerra Parties have no knowledge of any facts that such persons reasonably believe are likely to give rise to any such claim, action, proceeding, investigation or review. Other than the El Paso Parent Consent Decree, none of the GulfTerra Partnership Group Entities, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

         Section 3.9 Environmental Matters. Except as disclosed in the GulfTerra SEC Reports or for matters that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect: (a) the GulfTerra Partnership Group Entities and their respective businesses, operations, and properties have been and are in compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required of the GulfTerra Partnership Group Entities under Environmental Laws ("GulfTerra Environmental Permits"); (b) the GulfTerra Partnership Group Entities have obtained or filed for all GulfTerra Environmental Permits for their respective businesses, operations, and properties as they currently exist and all such GulfTerra Environmental Permits are currently in full force and effect; (c) the GulfTerra Partnership Group Entities and their respective businesses, operations, and properties are not subject to any pending or, to the GulfTerra Parties' knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; (d) there have been no Releases or, to the GulfTerra Parties' knowledge, threatened Releases of Hazardous Substances on, under or from the properties of the GulfTerra Partnership Group Entities; (e) none of the GulfTerra Partnership Group Entities have, to the knowledge of the GulfTerra Parties, received any written notice asserting an alleged liability or obligation under any Environmental Laws against the GulfTerra Partnership Group Entities with respect to the actual or alleged Hazardous Substance contamination of any property offsite of the properties of the GulfTerra Partnership Group Entities; (f) to the knowledge of the GulfTerra Parties, there has been no exposure of any person or property to Hazardous Substances in connection with the GulfTerra Partnership Group Entities' businesses, operations, or properties that could reasonably be expected to lead to tort claims by third parties for damages or compensation; and (g) the GulfTerra Partnership Group Entities have made available to the Enterprise Parties complete and correct information regarding compliance matters relating to Environmental Laws in the possession of the GulfTerra Partnership Group Entities and relating to their respective businesses, operations, or properties.

         Section 3.10 Contracts. Except for contracts filed as exhibits to the GulfTerra SEC Reports, Section 3.10 of the GulfTerra Disclosure Letter lists as of the Execution Date all written or, to the knowledge of the GulfTerra Parties, oral contracts, agreements, guarantees, leases and executory commitments other than GulfTerra Plans to which any of the GulfTerra Partnership Group Entities are a party or by which their assets are bound and which fall within any of the following categories: (a) contracts not entered into in the ordinary course of the GulfTerra Partnership Group Entities' business other than those that are not material to the business of the GulfTerra Partnership Group Entities, (b) contracts which after the Effective Time would have the effect of limiting the freedom of any of the Enterprise Partnership Group Entities (other than the GulfTerra Partnership Group Entities) to compete in any line of business in any geographic area, (c) contracts relating to any outstanding commitment for capital expenditures in excess of $10,000,000, (d) contracts with any labor union or organization, (e) except as reflected in the financial statements included in the GulfTerra SEC Reports, indentures, mortgages, liens, promissory notes, loan agreements, guarantees or other arrangements relating to the borrowing of money by any of the GulfTerra Partnership Group Entities, (f) contracts containing provisions triggered by change of control of any of the GulfTerra Partnership Group Entities or other similar provisions, (g) contracts in favor of directors or officers that provide rights to indemnification, and
(h) contracts between one or more GulfTerra Partnership Group Entities and El Paso Parent or one or more affiliates of El Paso Parent (other than the GulfTerra Partnership Group Entities). All such contracts (including those filed as exhibits to the GulfTerra SEC Reports) and all other contracts that are individually material to the business or operations of the GulfTerra Partnership Group Entities taken as a whole are valid and binding obligations of the GulfTerra Partnership Group Entities that are parties thereto and, to the knowledge of the GulfTerra Parties, the valid and binding obligation of each other party thereto, except such contracts which if not so valid and binding could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect. True and complete copies of all such contracts have been delivered or have been made available by GulfTerra MLP to Enterprise MLP. No GulfTerra Partnership Group Entity is in breach of or in default under any such contract except for such breaches and defaults that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

         Section 3.11 Restrictions on Business Activities. Except as set forth on Section 3.11 of the GulfTerra Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon any of the GulfTerra Partnership Group Entities that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of any of the GulfTerra Partnership Group Entities, any acquisition of property by any of the GulfTerra Partnership Group Entities, the purchase of goods or services from any party, or the conduct of business by any of the GulfTerra Partnership Group Entities as currently conducted other than such agreements, judgments, injunctions, orders or decrees which could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect.

         Section 3.12 Intellectual Property.

                  (a) Except for the items listed on Section 5.9 of the GulfTerra Disclosure Letter, the GulfTerra Partnership Group Entities, directly or indirectly, own, license or otherwise have legally enforceable rights to use all patents, patent rights, trademarks, trade names, service marks, copyrights and any applications therefore, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials, that are used in the business of the GulfTerra Partnership Group Entities as presently conducted (the "GulfTerra Intellectual Property Rights") and each such ownership, license, and right to use will not be adversely affected by the transactions contemplated by this Agreement or the Parent Company

Agreement. Upon satisfaction of the obligations of El Paso Parent pursuant to
Section 4.6 of the Parent Company Agreement, GulfTerra MLP will own, license or otherwise have legally enforceable rights to use intellectual property of the type described in this Section 3.12 sufficient to operate the businesses of the GulfTerra Partnership Group Entities consistent with past practices.

                  (b) In the case of GulfTerra Intellectual Property Rights owned by any of the GulfTerra Partnership Group Entities, such GulfTerra Partnership Group Entities own such GulfTerra Intellectual Property Rights free and clear of any Encumbrances (other than Permitted Encumbrances) except where the presence of any such Encumbrances could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. One or more of the GulfTerra Partnership Group Entities have an adequate right to the use of the GulfTerra Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such GulfTerra Intellectual Property Rights are being used except where the lack of any such right could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities has received any written notice or claim, or any other information, stating that the manufacture, sale, licensing, or use of any of the services or products of any of the GulfTerra Partnership Group Entities as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by any of the GulfTerra Partnership Group Entities in the ordinary course of their business as presently conducted infringes on any copyright, patent, trade mark, service mark or trade secret of a third party except where such infringement could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities has received any written notice or claim, or any other information, stating that the use by any of the GulfTerra Partnership Group Entities of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in their business as presently conducted infringes on any other person's trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications, except where such infringement could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities has received any written notice or claim, or any other information, challenging the ownership by any of the GulfTerra Partnership Group Entities or the validity of any of the GulfTerra Intellectual Property Rights except where the absence of any such ownership could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. All registered patents, trademarks, service marks and copyrights held by any of the GulfTerra Partnership Group Entities are subsisting, except to the extent any failure to be subsisting could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. To the knowledge of the GulfTerra Parties, there is no unauthorized use, infringement or misappropriation of any of the GulfTerra Intellectual Property Rights by any third party, including any employee or former employee of any of the GulfTerra Partnership Group Entities, except where any such unauthorized use, infringement or misappropriation would not have or would reasonably be expected not to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. No GulfTerra Intellectual Property Right is subject to any known outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by any of the GulfTerra Partnership Group Entities, except to the extent any such restriction could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

         Section 3.13 Property.

                  (a) Upon the satisfaction of the obligations of El Paso Parent pursuant to Section 4.6 of the Parent Company Agreement, GulfTerra MLP will own tangible personal property sufficient to operate the businesses of the GulfTerra Partnership Group Entities consistent with past practices.

                  (b) Upon the satisfaction of the obligations of El Paso Parent pursuant to Section 4.6 of the Parent Company Agreement, except for Permitted Encumbrances, failures that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect or as set forth in the GulfTerra SEC Reports, the GulfTerra Partnership Group Entities have defensible title or enforceable rights to use (or, with respect to pipelines, equipment and other tangible personal property used in connection with the GulfTerra Partnership Group Entities' pipeline operations (collectively, "GulfTerra Pipeline Assets"), title to or interest in the applicable GulfTerra Pipeline Assets sufficient to enable the GulfTerra Partnership Group Entities to conduct their businesses with respect thereto without interference as it is currently being conducted) to all their properties and assets, whether tangible or intangible, real, personal or mixed, free and clear of all liens.

                  (c) Except for violations that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect or as set forth in the GulfTerra SEC Reports or on Section 3.13(c) of the GulfTerra Disclosure Letter, the businesses of the GulfTerra Partnership Group Entities have been and are being operated in a manner which does not violate the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights relating to real property (collectively, "GulfTerra Easements") used by the GulfTerra Partnership Group Entities in such businesses. All GulfTerra Easements are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses, except where the failure of any such GulfTerra Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would have a GulfTerra Material Adverse Effect. Except as set forth in Section 3.13(c) of the GulfTerra Disclosure Letter, there are no special gaps in the GulfTerra Easements that would impair the conduct of such businesses in a manner that could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect, and no part of the GulfTerra Pipeline Assets is located on property that is not owned in fee by a GulfTerra Partnership Group Entity or subject to an Easement in favor of a GulfTerra Partnership Group Entity, where the failure of such GulfTerra Pipeline Asset to be so located could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

         Section 3.14 Labor Matters. Except as set forth on Section 3.14 of the GulfTerra Disclosure Letter, none of the GulfTerra Partnership Group Entities
(a) is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization or knows of any claims initiated by any labor organization to represent any of its employees not currently represented by a labor organization or (b) is the subject of any proceeding asserting that it has committed an unfair labor practice or knows of any threatened claims alleging that it has committed an unfair labor practice or (c) is the subject of any strike, work stoppage or other labor dispute.

         Section 3.15 Employee Benefit Matters.

                  (a) Section 3.15 of the GulfTerra Disclosure Letter includes a correct and complete list of the GulfTerra Related Employees. Section 3.15 of the GulfTerra Disclosure Letter sets forth separately (i) the aggregate monetary liability that will be payable by any GulfTerra Partnership Group Entity under or with respect to each GulfTerra Plan and each El Paso Plan as a result of the consummation of the transactions contemplated by this Agreement (without giving effect to Enterprise MLP's or GulfTerra MLP's obligations under Section 7.3 and based on the assumption set forth in Section 3.15 of the GulfTerra Disclosure Letter) and (ii) the maximum aggregate monetary liability of El Paso Parent and its affiliates for severance obligations under all El Paso Plans relating to the GulfTerra Related Employees based on the assumptions set forth in Section 3.15 of the GulfTerra Disclosure Letter. The El Paso Plans described in the preceding sentence are listed in Section 3.15 of the GulfTerra Disclosure Letter and referred to herein as the "Designated Severance Plans." Except as set forth on
Section 3.15 of the GulfTerra Disclosure Letter or otherwise required by Section 7.3, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any GulfTerra Related Employee or any current or former director, officer or employee (or any beneficiary thereof) for which any of the GulfTerra Partnership Group Entities or Enterprise Partnership Group Entities will be liable.

                  (b) None of the GulfTerra Partnership Group Entities or any entity required to be aggregated therewith pursuant to Section 414 of the Code has any liability with respect to or based upon any pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code, including a multiemployer pension plan as defined in Section 3(37) of ERISA, other than contingent joint and several liability pursuant to a GulfTerra Plan that is subject to Title IV of ERISA and which has not been terminated.

                  (c) Although GulfTerra Partnership Group Entities receive services from personnel on the payroll of El Paso Parent and its affiliates, on the Execution Date, none of the GulfTerra Partnership Group Entities has any employees.

         Section 3.16 Insurance. Each of the GulfTerra Partnership Group Entities and their respective businesses and properties are, and have been continuously since January 1, 2000, insured by reputable and financially responsible insurers in amounts, against risks and losses, and with retentions as are customary for companies conducting their respective businesses. The insurance policies covering the GulfTerra Partnership Group Entities and their respective businesses and properties are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both would constitute a default thereunder. Section 3.16 of the GulfTerra Disclosure Letter sets forth a correct and complete list of all such policies and, with respect to each such policy, a correct and complete description of (a) the scope of coverage, (b) deductibles and similar amounts, (c) the aggregate limits and available coverage (if less than the aggregate limits) as of the Execution Date and (d) whether such policy is written on a "claims made" or "occurrence" basis. There are no outstanding claims made by any of the insured parties in excess of the deductibles identified on Section 3.16 of the GulfTerra Disclosure Letter that are not covered under such policies, and, to the knowledge of the GulfTerra Parties, there has not occurred any event that might reasonably form the basis of any claim in excess of the deductibles identified on Section 3.16 of the GulfTerra Disclosure Letter that is not covered under such policies.

         Section 3.17 Taxes. Except as set forth in Section 3.17 of the GulfTerra Disclosure Letter: (i) all Tax Returns that were required to be filed by or with respect to any of the GulfTerra Partnership Group Entities have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included, (iii) all Taxes owed by any of the GulfTerra Partnership Group Entities that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to any of the GulfTerra Partnership Group Entities have been satisfied in full in all respects, (v) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of any of the GulfTerra Partnership Group Entities that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there is no written claim against the GulfTerra Partnership Group Entities for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to any of the GulfTerra Partnership Group Entities, (vii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the GulfTerra Partnership Group Entities or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the GulfTerra Partnership Group Entities, (viii) none of the GulfTerra Partnership Group Entities will be required to include any amount in income for any taxable period beginning after December 31, 2003 as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (ix) none of the GulfTerra Partnership Group Entities is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by any of the GulfTerra Partnership Group Entities pursuant to any such agreement or arrangement or any Tax indemnification agreement, (x) none of the GulfTerra Partnership Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a GulfTerra Partnership Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and
(xi) at least 90% of the gross income of GulfTerra MLP for each taxable year since its formation has been from sources that GulfTerra MLP's counsel has opined will be treated as "qualifying income" within the meaning of section 7704(d) of the Code.

         Section 3.18 Regulatory Proceedings. Except as set forth in the GulfTerra SEC Reports or in Section 3.18 of the GulfTerra Disclosure Letter, none of the GulfTerra Partnership Group Entities, all or part of whose rates or services are regulated by a Governmental Entity, is a party to any proceeding before a Governmental Entity which could reasonably be expected to result in orders having a GulfTerra Material Adverse Effect, nor to the GulfTerra Parties' knowledge, has written notice of any such proceeding been received by any of the GulfTerra Partnership Group Entities.

         Section 3.19 Regulation as a Utility. None of the GulfTerra Partnership Group Entities is (a) a "public-utility company" or a "holding company" or (b) a "subsidiary company" or an "affiliate" of a "public-utility company" or a "holding company," as such terms are defined in PUHCA.

         Section 3.20 Futures Trading and Fixed Price Exposure. Prior to the Execution Date and in the ordinary course of business, GulfTerra MLP has established risk parameters to restrict the level of risk that the GulfTerra Partnership Group Entities are authorized to take with respect to the open position resulting from all physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments (the "Open GulfTerra Position") and monitors the compliance by the GulfTerra Partnership Group Entities with such risk parameters. Such risk parameters as of the Execution Date are set forth on Section 3.20 of the GulfTerra Disclosure Letter. Such risk parameters may be modified only by GulfTerra MLP. The Open GulfTerra Position is within such risk parameters.

         Section 3.21 Solvency. Each of the GulfTerra Parties is, and (assuming that the representations and warranties set forth in Section 4.21 with respect to Enterprise Merger Sub are correct at the Effective Time) immediately after giving effect to the Merger Transactions will be, Solvent.

         Section 3.22 Opinions of Financial Advisors. The GulfTerra Audit and Conflicts Committee has received the opinion of UBS Securities LLC (the "UBS Opinion"), the financial advisor to the GulfTerra Audit and Conflicts Committee, that the Exchange Ratio is fair to the holders of the GulfTerra Common Units from a financial point of view.

         Section 3.23 Brokerage and Finders' Fees. Except for GulfTerra MLP's obligations to UBS Securities LLC set forth in the engagement letter dated December 10, 2003 from UBS Securities LLC to GulfTerra MLP (a correct and complete copy of which has been delivered to Enterprise MLP), none of the GulfTerra Partnership Group Entities has incurred or will incur on behalf of any of the GulfTerra Partnership Group Entities any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement (it being understood that this representation does not apply to brokerage fee arrangements incurred in connection with the disposition of assets by GulfTerra MLP after the Execution Date as permitted or required under this Agreement).

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF THE ENTERPRISE PARTIES

         The Enterprise Parties hereby represent and warrant, jointly and severally, to the GulfTerra Parties that:

         Section 4.1 Organization and Standing.

                  (a) Each of the Enterprise Partnership Group Entities has been duly organized or formed and is validly existing under the Laws of its jurisdiction of organization or formation with full corporate or legal power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure of an Enterprise Partnership Group Entity to be so organized, formed or existing or to have such power or authority could not reasonably be expected to have an Enterprise Material Adverse Effect. Each of the Enterprise Partnership Group Entities is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have an Enterprise Material Adverse Effect.

                  (b) Section 4.1(b) of the Enterprise Disclosure Letter sets forth, as of the Execution Date, a true and complete list of each of the Enterprise Partnership Group Entities and Enterprise Partially Owned Entities, together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each Enterprise Partnership Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by such Enterprise Partnership Group Entity in such person. None of the Enterprise Parties or Enterprise Partnership Group Entities is subject to any obligation in excess of $10,000,000 to provide funds to or make any investment in (in the form of a loan, capital contribution or otherwise) any of their subsidiaries, Partially Owned Entities or other persons.

                  (c) Each of the Enterprise Parties has heretofore made available to GulfTerra MLP complete and correct copies of its governing documents as well as the governing documents of each of the Enterprise Partially Owned Entities and the Enterprise Partnership Group Entities, in each case as amended through the date hereof (and thereafter as permitted by this Agreement).

         Section 4.2 Authority and No Conflicts.

                  (a) Each of the Enterprise Parties has all requisite partnership or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject to the approval of Enterprise MLP's unitholders as described in Section 5.5. The execution and delivery of this Agreement by the Enterprise Parties and the consummation by the Enterprise Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company or partnership action and no other limited liability company or partnership proceedings on the part of the Enterprise Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval of Enterprise MLP's unitholders as described in Section
5.5. The affirmative vote of the holders of at least a majority of the outstanding Enterprise Common Units and Enterprise Class B Units, each voting separately as a class, approving the matters described in Section 5.5 is the only vote of the holders of any partnership interests in Enterprise MLP necessary to approve this Agreement and the Merger Transactions.

                  (b) This Agreement has been duly executed and delivered by each of the Enterprise Parties and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and by general principles of equity.

                  (c) As of the Execution Date, each of the Board of Directors of Enterprise GP and the Enterprise Audit and Conflicts Committee at a meeting duly called and held has determined by the unanimous approval of all directors voting (for Enterprise GP and on behalf of Enterprise MLP) that this Agreement and the Merger Transactions are fair to, and in the best interests of, the holders of the Enterprise Common Units and has recommended the Merger Transactions, specifically the items listed in Section 5.5 to be approved at the Enterprise Unitholders' Meeting, for approval by the requisite vote of the holders of Enterprise Common Units, and those recommendations have not been withdrawn, reversed or modified in any material respect.

                  (d) Neither the execution and delivery of this Agreement by any of the Enterprise Parties nor the performance by any of them of their obligations hereunder and the completion of the transactions contemplated by this Agreement, will:

                           (i) conflict with, or violate any provision of, the
governing documents of the Enterprise Parties or the Enterprise Partnership Group Entities;

                           (ii) other than (A) satisfying applicable
requirements of the El Paso Parent Consent Decree and the HSR Act, (B) the filing of a certificate of merger with respect to the Merger as required by the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, filings with the SEC under the Securities Act and the Exchange Act, applicable filings with the NYSE and any filings required or approvals necessary pursuant to any state securities or "blue sky" laws and (C) obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect, violate or breach any Laws or Environmental Laws applicable to any of or the Enterprise Partnership Group Entities;

                           (iii) except as set forth on Section 4.2(d)(iii) of
the Enterprise Disclosure Letter and other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the Enterprise Parties or the Enterprise Partnership Group Entities is a party or by which any of the Enterprise Partnership Group Entities or their property is bound or subject; or

                           (iv) other than pursuant to the HSR Act and except as
could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the Enterprise Partnership Group Entities, or restrict, hinder, impair or limit the ability of any of the Enterprise Parties or the Enterprise Partnership Group Entities to carry on their businesses as and where they are now being carried on.

         Section 4.3 No Defaults. None of the Enterprise Partnership Group Entities is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (a) their respective governing documents, (b) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the Enterprise Partnership Group Entities is a party or by which any of the Enterprise Partnership Group Entities or any of their property is bound or subject, except, in the case of clause (b), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have an Enterprise Material Adverse Effect.

         Section 4.4 Capitalization.

                  (a) Enterprise GP is the sole general partner of Enterprise MLP. Enterprise GP is the sole record and beneficial owner of the general partner interest in Enterprise MLP, and such general partner interest has been duly authorized and validly issued in accordance with the Enterprise Partnership Agreement. Except for any Encumbrances arising under the governing documents of any Enterprise Party, applicable securities Laws, the Exchange and Registration Rights Agreement or this Agreement, Enterprise GP owns such general partner interest free and clear of any Encumbrances.

                  (b) As of the Execution Date, Enterprise MLP has no limited partner interests issued and outstanding other than the following:

                           (i) 116,689,954 Enterprise Common Units issued to
affiliates of Enterprise Parent 1, including:

                                    (A) 112,100,118 Enterprise Common Units
issued to Enterprise Products Delaware Holdings L.P.;

                                    (B) 4,278,200 Enterprise Common Units issued
to the Duncan Family 1998 Trust;

                                    (C) 200,036 Enterprise Common Units issued
to the Duncan Family 2000 Trust; and

                                    (D) 111,600 Enterprise Common Units issued
to Dan L. Duncan;

                           (ii) 41,000,000 Enterprise Common Units issued to
Shell US Gas & Power LLC;

                           (iii) 50,716,954 Enterprise Common Units issued to
third parties and the general public; and

                           (iv) outstanding options to purchase 1,963,000
Enterprise Common Units at the exercise prices and with the vesting and expiration schedules set forth on Section 4.4(b) of the Enterprise Disclosure Letter.

Each of such Enterprise Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the Enterprise Partnership Agreement, and are fully paid (to the extent required under the Enterprise Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act). Such Enterprise Common Units were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on Enterprise MLP. All of the outstanding equity interests of the subsidiaries of Enterprise MLP and the Partially Owned Entities which are held, directly or indirectly, by Enterprise MLP, have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable (except
(1) with respect to general partner interests, (2) as set forth to the contrary in the applicable governing documents and (3) to the extent such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act) and were not issued in violation of pre-emptive or similar rights; and all such shares and other equity interests are owned, directly or indirectly, by Enterprise MLP, free and clear of all Encumbrances, except for applicable securities Laws, restrictions on transfers contained in governing documents and as set forth on
Section 4.4(b) of the Enterprise Disclosure Letter.

                  (c) Except as described on Section 4.4(c) of the Enterprise Disclosure Letter: (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the Enterprise Partnership Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or Encumber any equity interest in any of the Enterprise Partnership Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Enterprise Partnership Group Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the Enterprise Partnership Group Entities or any other person, and none of the Enterprise Partnership Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the Enterprise Partnership Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the Enterprise Partnership Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the Enterprise Common Units on any matter; (v) except as described in the Enterprise Partnership Agreement, there are no unitholder agreements, proxies (other than the Enterprise Proxy), voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Enterprise Partnership Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Enterprise Partnership Group Entities (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Enterprise Common Units (other than the Enterprise Parties) may have imposed upon such Enterprise Common Units).

         Section 4.5 Reports; Financial Statements.

                  (a) Since January 1, 2000, Enterprise MLP has filed all forms, reports, schedules, statements and other documents required by Law to be filed with or furnished to the SEC by any of the Enterprise Partnership Group Entities under the Exchange Act or the Securities Act (collectively, together with all other documents filed by Enterprise MLP with the SEC since January 1, 2000, the "Enterprise SEC Reports"), except in each case where the failure to file any such forms, reports, schedules, statements or other documents could not reasonably be expected to have an Enterprise Material Adverse Effect. The Enterprise SEC Reports at the time filed (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (y) complied in all material respects with the requirements of applicable Laws (including the Securities Act, the Exchange Act and the rules and regulations thereunder). Other than Enterprise OLP and filings in connection with Rule 144A offerings with respect to wholly-owned subsidiaries of Enterprise MLP, no subsidiary is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.

                  (b) Enterprise MLP has heretofore furnished to GulfTerra MLP complete and correct copies of (i) all contracts, agreements, documents and other instruments not yet filed by Enterprise MLP with the SEC but that are currently in effect and that any of the Enterprise Partnership Group Entities will be required to or expects to file with or furnish to the SEC as exhibits in an annual or periodic report after the Execution Date and (ii) all amendments and modifications that have not been filed by Enterprise MLP with the SEC but are currently in effect to all agreements, documents and other instruments that have been filed by any of the Enterprise Partnership Group Entities with the SEC since January 1, 2000.

                  (c) Attached as Section 4.5(c) of the Enterprise Disclosure Letter are copies of the unaudited financial statements as of September 30, 2003 of Enterprise GP (the "Enterprise GP Financial Statements"). The consolidated financial statements (including, in each case, any related notes thereto) of Enterprise MLP contained in any Enterprise SEC Reports and the Enterprise GP Financial Statements (i) have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnote disclosures required by GAAP), (ii) complied in all material respects with the requirements of applicable securities Laws, and (iii) fairly present, in all material respects, the consolidated financial positions, results of operations, cash flows, partners' capital and comprehensive income and changes in accumulated other comprehensive income, as applicable, of the applicable Enterprise Partnership Group Entities as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material. Except as disclosed on the Enterprise MLP September 30, 2003

Balance Sheet or the Enterprise GP September 30, 2003 Balance Sheet, none of the Enterprise Partnership Group Entities has any indebtedness or liability, absolute or contingent, other than (i) liabilities as of September 30, 2003 that are not required by GAAP to be included in the Enterprise MLP September 30, 2003 Balance Sheet or the Enterprise GP September 30, 2003 Balance Sheet, (ii) liabilities incurred or accrued in the ordinary course of business consistent with past practice, since September 30, 2003, (iii) liabilities disclosed in any Enterprise SEC Reports filed since September 20, 2003, or (iv) liabilities incurred or accrued as permitted under Section 5.1(b).

         Section 4.6 Absence of Certain Changes or Events.

                  (a) Except as set forth on Section 4.6 of the Enterprise Disclosure Letter or as disclosed in any Enterprise SEC Report filed before the Execution Date, between September 30, 2003 and the Execution Date, the business of the Enterprise Partnership Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practices, and none of the Enterprise Partnership Group Entities has taken any of the actions described in
Section 5.1(b), except in connection with entering into this Agreement.

                  (b) Since September 30, 2003, except as disclosed in any Enterprise SEC Report filed before the Execution Date, there have not been any events or conditions that have had, or could reasonably be expected to have, an Enterprise Material Adverse Effect.

         Section 4.7 Compliance with Laws.

                  (a) The Enterprise Partnership Group Entities are in compliance, and at all times since January 1, 2001 have complied, with all applicable Laws other than non-compliance which could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect.

                  (b) The Enterprise Partnership Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the "Enterprise Permits"), except as disclosed in the Enterprise SEC Reports or where the failure to be in possession of such Enterprise Permits could not, individually or in the aggregate, be reasonably expected to have an Enterprise Material Adverse Effect. None of the Enterprise Partnership Group Entities is in conflict with, or in default or violation of any of the Enterprise Permits, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect.

         Section 4.8 Litigation. Except as disclosed in the Enterprise SEC Reports or for matters that could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect, (a) there are no claims, actions, proceedings (public or private), investigations or reviews pending or, to the knowledge of the Enterprise Parties, threatened against any of the Enterprise Parties or Enterprise Partnership Group Entities by or before any Governmental Entity, and (b) the Enterprise Parties have no knowledge of any facts that such persons reasonably believe are likely to give rise to any such claim, action, proceeding, investigation or review. Other than the Enterprise Parent Consent Decree, none of the Enterprise Partnership Group Entities, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or could reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

         Section 4.9 Environmental Matters. Except as disclosed in the Enterprise SEC Reports or for matters that could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect:
(a) the Enterprise Partnership Group Entities and their respective businesses, operations, and properties have been and are in compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required of the Enterprise Partnership Group Entities under Environmental Laws ("Enterprise Environmental Permits"); (b) the Enterprise Partnership Group Entities have obtained or filed for all Enterprise Environmental Permits for their respective businesses, operations, and properties as they currently exist and all such Enterprise Environmental Permits are currently in full force and effect; (c) the Enterprise Partnership Group Entities and their respective businesses, operations, and properties are not subject to any pending or, to the Enterprise Parties' knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; (d) there have been no Releases or, to the Enterprise Parties' knowledge, threatened Releases of Hazardous Substances on, under or from the properties of the Enterprise Partnership Group Entities; (e) none of the Enterprise Partnership Group Entities have, to the knowledge of the Enterprise Parties, received any written notice asserting an alleged liability or obligation under any Environmental Laws against the Enterprise Partnership Group Entities with respect to the actual or alleged Hazardous Substance contamination of any property offsite of the properties of the Enterprise Partnership Group Entities; (f) to the knowledge of the Enterprise Parties, there has been no exposure of any person or property to Hazardous Substances in connection with the Enterprise Partnership Group Entities' businesses, operations, or properties that could reasonably be expected to lead to tort claims by third parties for damages or compensation; and (g) the Enterprise Partnership Group Entities have made available to the GulfTerra Parties complete and correct information regarding compliance matters relating to Environmental Laws in the possession of the Enterprise Partnership Group Entities and relating to their respective businesses, operations or properties.

         Section 4.10 Contracts. Except for contracts filed as exhibits to the Enterprise SEC Reports, Section 4.10 of the Enterprise Disclosure Letter lists as of the Execution Date all written or, to the knowledge of the Enterprise Parties, oral contracts, agreements, guarantees, leases and executory commitments other than Enterprise Plans to which any of the Enterprise Partnership Group Entities are a party or by which their assets are bound and which fall within any of the following categories: (a) contracts not entered into in the ordinary course of the Enterprise Partnership Group Entities' business other than those that are not material to the business of the Enterprise Partnership Group Entities, (b) contracts which after the Effective Time would have the effect of limiting the freedom of any of the GulfTerra Partnership Group Entities (other than the Enterprise Partnership Group Entities) to compete in any line of business in any geographic area, (c) contracts relating to any outstanding commitment for capital expenditures in excess of $10,000,000, (d) contracts with any labor union or organization, (e) except as reflected in the financial statements included in the Enterprise SEC Reports, indentures, mortgages, liens, promissory notes, loan agreements, guarantees or other arrangements relating to the borrowing of money by any of the Enterprise Partnership Group Entities, (f) contracts containing provisions triggered by change of control of any of the Enterprise Partnership Group Entities or other similar provisions, (g) contracts in favor of directors or officers that provide rights to indemnification, and (h) contracts between one or more Enterprise Partnership Group Entities and Enterprise Parent 1, Enterprise Parent 2 or one or more affiliates of Enterprise Parent 1 or Enterprise Parent 2 (other than the Enterprise Partnership Group Entities). All such contracts (including those filed as exhibits to the Enterprise SEC Reports) and all other contracts that are individually material to the business or operations of the GulfTerra Partnership Group Entities taken as a whole are valid and binding obligations of the Enterprise Partnership Group Entities that are parties thereto and, to the knowledge of the Enterprise Parties, the valid and binding obligation of each other party thereto, except such contracts which if not so valid and binding could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect. True and complete copies of all such contracts have been delivered or have been made available by Enterprise MLP to GulfTerra MLP. No Enterprise Partnership Group Entity is in breach of or in default under any such material contract except for such breaches and defaults that could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

         Section 4.11 Restrictions on Business Activities. Except as set forth on Section 4.11 of the Enterprise Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon any of the Enterprise Partnership Group Entities that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of any of the Enterprise Partnership Group Entities, any acquisition of property by any of the Enterprise Partnership Group Entities, the purchase of goods or services from any party, or the conduct of business by any of the Enterprise Partnership Group Entities as currently conducted other than such agreements, judgments, injunctions, orders or decrees which could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect.

         Section 4.12 Intellectual Property.

                  (a) Except as set forth on Section 4.12 of the Enterprise Disclosure Letter, the Enterprise Partnership Group Entities, directly or indirectly, own, license or otherwise have legally enforceable rights to use all patents, patent rights, trademarks, trade names, service marks, copyrights and any applications therefore, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials, that are used in the business of the Enterprise Partnership Group Entities as presently conducted (the "Enterprise Intellectual Property Rights"). Each such ownership, license, and right to use is sufficient to operate the businesses of the Enterprise Partnership Group Entities consistent with past practices and will not be adversely affected by the transactions contemplated by this Agreement or the Parent Company Agreement.

                  (b) In the case of Enterprise Intellectual Property Rights owned by any of the Enterprise Partnership Group Entities, such Enterprise Partnership Group Entities own such Enterprise Intellectual Property Rights free and clear of any Encumbrances (other than Permitted Encumbrances) except where the presence of any such Encumbrances could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. One or more of the Enterprise Partnership Group Entities have an adequate right to the use of the

Enterprise Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such Enterprise Intellectual Property Rights are being used except where the lack of any such right could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. None of the Enterprise Partnership Group Entities has received any written notice or claim, or any other information, stating that the manufacture, sale, licensing, or use of any of the services or products of any of the Enterprise Partnership Group Entities as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by any of the Enterprise Partnership Group Entities in the ordinary course of their business as presently conducted infringes on any copyright, patent, trade mark, service mark or trade secret of a third party except where such infringement could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. None of the Enterprise Partnership Group Entities has received any written notice or claim, or any other information, stating that the use by any of the Enterprise Partnership Group Entities of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in their business as presently conducted infringes on any other person's trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications, except where such infringement could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. None of the Enterprise Partnership Group Entities has received any written notice or claim, or any other information, challenging the ownership by any of the Enterprise Partnership Group Entities or the validity of any of the Enterprise Intellectual Property Rights except where the absence of any such ownership could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. All registered patents, trademarks, service marks and copyrights held by any of the Enterprise Partnership Group Entities are subsisting, except to the extent any failure to be subsisting could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. To the knowledge of the Enterprise Parties, there is no unauthorized use, infringement or misappropriation of any of the Enterprise Intellectual Property Rights by any third party, including any employee or former employee of any of the Enterprise Partnership Group Entities, except where any such unauthorized use, infringement or misappropriation would not have or would reasonably be expected not to have, individually or in the aggregate, an Enterprise Material Adverse Effect. No Enterprise Intellectual Property Right is subject to any known outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by any of the Enterprise Partnership Group Entities, except to the extent any such restriction could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

         Section 4.13 Property.

                  (a) The Enterprise Partnership Group Entities own tangible personal property sufficient to operate the businesses of the Enterprise Partnership Group Entities consistent with past practices.

                  (b) Except for Permitted Encumbrances, failures that could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect or as set forth in the Enterprise SEC Reports or on
Section 4.13(b) of the Enterprise Disclosure Letter, the Enterprise Partnership Group Entities have defensible title or enforceable rights to use (or, with respect to pipelines, equipment and other tangible personal property used in connection with the Enterprise Partnership Group Entities' pipeline operations (collectively, "Enterprise Pipeline Assets"), title to or interest in the applicable Enterprise Pipeline Assets sufficient to enable the Enterprise Partnership Group Entities to conduct their businesses with respect thereto without interference as it is currently being conducted) to all their properties and assets, whether tangible or intangible, real, personal or mixed, free and clear of all liens.

                  (c) Except for violations that could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect or as set forth in the Enterprise SEC Reports or on Section 4.13(c) of the Enterprise Disclosure Letter, the businesses of the Enterprise Partnership Group Entities have been and are being operated in a manner which does not violate the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights relating to real property (collectively, "Enterprise Easements") used by the Enterprise Partnership Group Entities in such businesses. All Enterprise Easements are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses, except where the failure of any such Enterprise Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would have an Enterprise Material Adverse Effect. Except as set forth on Section 4.13(c) of the Enterprise Disclosure Letter, there are no special gaps in the Enterprise Easements that would impair the conduct of such businesses in a manner that would, or that could reasonably be expected to, have an Enterprise Material Adverse Effect, and no part of the Enterprise Pipeline Assets is located on property that is not owned in fee by an Enterprise Partnership Group Entity or subject to an Easement in favor of an Enterprise Partnership Group Entity, where the failure of such Enterprise Pipeline Assets to be so located would have an Enterprise Material Adverse Effect.

         Section 4.14 Labor Matters. Except as set forth on Section 4.14 of the Enterprise Disclosure Letter, none of the Enterprise Partnership Group Entities
(a) is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization or knows of any claims initiated by any labor organization to represent any of its employees not currently represented by a labor organization or (b) is the subject of any proceeding asserting that it has committed an unfair labor practice or knows of any threatened claims alleging that it has committed an unfair labor practice or
(c) is the subject of any strike, work stoppage or other labor dispute.

         Section 4.15 Employee Benefit Matters.

                  (a) Section 4.15 of the Enterprise Disclosure Letter contains a true and complete list of each employee benefit plan (as defined in Section 3(3) of ERISA), all employment and severance agreements (or consulting agreements with natural persons) and any employee compensation plan, including without limitation, any pension, retirement, profit sharing, stock or unit option, stock or unit purchase, restricted stock or unit, bonus, health, life, disability or fringe benefit plan sponsored or maintained by, participated in or contributed to by or required to be contributed to by any of the Enterprise Partnership Group Entities or, with respect to any Enterprise Related Employees, by any of the Enterprise Parties or by any other entity required to be aggregated with an Enterprise Party pursuant to Section 414 of the Code) (each a "Enterprise Plan"). Section 4.15 of the Enterprise Disclosure Letter also sets forth separately the aggregate monetary liability that will be payable under or with respect to such Enterprise Plans as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Section 4.15 of the Enterprise Disclosure Letter, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any Enterprise Related Employee or any current or former director, officer or employee (or any beneficiary thereof) of any of the Enterprise Partnership Group Entities.

                  (b) None of the Enterprise Partnership Group Entities or any entity required to be aggregated therewith pursuant to Section 414 of the Code has any liability with respect to or based upon any pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code, including a multiemployer pension plan as defined in Section 3(37) of ERISA, other than contingent joint and several liability pursuant to an Enterprise Plan that is subject to Title IV of ERISA and which has not been terminated.

                  (c) Although Enterprise Partnership Group Entities receive services from personnel on the payroll of Enterprise Parent 1 and its affiliates, on the Execution Date, none of the Enterprise Partnership Group Entities has any employees.

         Section 4.16 Insurance. Each of the Enterprise Partnership Group Entities and their respective businesses and properties are, and have been continuously since January 1, 2000, insured by reputable and financially responsible insurers in amounts, against risks and losses, and with retentions as are customary for companies conducting their respective businesses. The insurance policies covering the Enterprise Partnership Group Entities and their respective businesses and properties are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both would constitute a default thereunder. Section 4.16 of the Enterprise Disclosure Letter sets forth a correct and complete list of all such policies and, with respect to each such policy, a correct and complete description of (a) the scope of coverage, (b) deductibles and similar amounts, (c) the aggregate limits and available coverage (if less than the aggregate limits) as of the Execution Date and (d) whether such policy is written on a "claims made" or "occurrence" basis. There are no outstanding claims made by any of the insured parties in excess of the deductibles identified on Section 4.16 of the Enterprise Disclosure Letter that are not covered under such policies, and, to the knowledge of the Enterprise Parties, there has not occurred any event that might reasonably form the basis of any claim in excess of the deductibles identified on Schedule 4.16 of the Enterprise Disclosure Letter that is not covered under such policies.

         Section 4.17 Taxes. Except as set forth in Section 4.17 of the Enterprise Disclosure Letter: (i) all Tax Returns that were required to be filed by or with respect to any of the Enterprise Partnership Group Entities have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included, (iii) all Taxes owed by any of the Enterprise Partnership Group Entities that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to any of the Enterprise Partnership Group Entities have been satisfied in full in all respects, (v) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of any of the Enterprise Partnership Group Entities that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there is no written claim against the Enterprise Partnership Group Entities for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to any of the Enterprise Partnership Group Entities, (vii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the Enterprise Partnership Group Entities or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Enterprise Partnership Group Entities, (viii) none of the Enterprise Partnership Group Entities will be required to include any amount in income for any taxable period beginning after December 31, 2003 as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (ix) none of the Enterprise Partnership Group Entities is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by any of the Enterprise Partnership Group Entities pursuant to any such agreement or arrangement or any Tax indemnification agreement, (x) none of the Enterprise Partnership Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than an Enterprise Partnership Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (xi) at least 90% of the gross income of Enterprise MLP for each taxable year since its formation has been from sources that Enterprise MLP's counsel has opined will be treated as "qualifying income" within the meaning of section 7704(d) of the Code.

         Section 4.18 Regulatory Proceedings. None of the Enterprise Partnership Group Entities, all or part of whose rates or services are regulated by a Governmental Entity, is a party to any proceeding before a Governmental Entity which could reasonably be expected to result in orders having an Enterprise Material Adverse Effect, nor to the Enterprise Parties' knowledge, has written notice of any such proceeding been received by any of the Enterprise Partnership Group Entities.

         Section 4.19 Regulation as a Utility. None of the Enterprise Partnership Group Entities is (a) a "public-utility company" or a "holding company" or (b) a "subsidiary company" or an "affiliate" of a "public-utility company" or a "holding company," as such terms are defined in PUHCA.

         Section 4.20 Futures Trading and Fixed Price Exposure. Prior to the Execution Date and in the ordinary course of business, the Board of Directors of Enterprise GP has established risk parameters to restrict the level of risk that the Enterprise Partnership Group Entities are authorized to take with respect to the open position resulting from all physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments (the "Open Enterprise Position") and monitors the compliance by the Enterprise Partnership Group Entities with such risk parameters. Such risk parameters as of the Execution Date are set forth on Section 4.20 of the Enterprise Disclosure Letter. Such risk parameters may be modified only by the Board of Directors of Enterprise GP. The Open Enterprise Position is within such risk parameters.

         Section 4.21 Solvency. Each of the Enterprise Parties and Enterprise Merger Sub is, and (assuming that the representations and warranties set forth in Section 3.21 with respect to GulfTerra MLP are correct at the Effective Time) immediately after giving effect to the Merger Transactions will be, Solvent.

         Section 4.22 Opinions of Financial Advisors. The Board of Directors of Enterprise GP and the Enterprise Audit and Conflicts Committee have received the opinion of Lehman Brothers Inc. (the "Lehman Opinion") that the aggregate consideration to be paid by Enterprise MLP pursuant to the transactions contemplated by (a) ARTICLE II of this Agreement and (b) ARTICLE II of the Parent Company Agreement is fair to Enterprise MLP from a financial point of view.

         Section 4.23 Brokerage and Finder's Fee. Except for Enterprise OLP's obligations to Lehman Brothers Inc. set forth in the engagement letter dated January 23, 2003 from Lehman Brothers Inc. to Enterprise MLP (a correct and complete copy of which has been delivered to GulfTerra MLP), none of the Enterprise Partnership Group Entities has incurred or will incur on behalf of any of the Enterprise Partnership Group Entities any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement (it being understood that this representation does not apply to brokerage fee arrangements entered into in connection with the disposition of assets by Enterprise MLP after the Execution Date as permitted or required under this Agreement).

         Section 4.24 Available Equity. At the Closing, Enterprise MLP will have authorized Enterprise Common Units available for issuance sufficient to enable it to effect the Merger Transactions without encumbrance or delay. At the Closing (as defined in the Parent Company Agreement), Enterprise MLP will have cash sufficient to satisfy its obligations pursuant to Section 2.1 of the Parent Company Agreement.

                                    ARTICLE V
            ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

         Section 5.1 Conduct of Business.

                  (a) Ordinary Course. From the Execution Date until the Closing Date, each Party Group with respect to the business of its Partnership Group shall, except as permitted under Section 5.1(b), (i) conduct the business of such Partnership Group in the ordinary course consistent with past practices,
(ii) use its commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of such Partnership Group, to keep available the services of the GulfTerra Related Employees or the Enterprise Related Employees, as applicable, and the current officers and employees of such Partnership Group, and to preserve the relationships of such Partnership Group with customers, suppliers and others having business dealings with them, (iii) maintain and keep the material properties and assets of such Partnership Group (or in the case of the GulfTerra Partnership Group Entities, used for the benefit of such Partnership Group) in as good repair and condition as at the Execution Date, subject to ordinary wear and tear, and (iv) comply with the risk parameters described in Section 3.20 or Section 4.20, as applicable.

                  (b) Certain Covenants. Without limiting the generality of
Section 5.1(a), except (1) as otherwise contemplated by this Agreement, (2) as otherwise required by Law or Environmental Law or (3) as set forth on Section 5.1(b) of the GulfTerra Disclosure Letter with respect to the GulfTerra Parties and Section 5.1(b) of the Enterprise Disclosure Letter with respect to the Enterprise Parties, without the prior written consent of the other Party Group (which consent will not be unreasonably withheld, delayed or conditioned), each Party Group will not (and the corresponding Party Group agrees that it will cause all of its respective Partnership Group not to):

                           (i) make any material change in the conduct of its
business and operations;

                           (ii) only with respect to Enterprise MLP (other than
changes to add the Enterprise Class B Units and changes that would not be adverse to the GulfTerra Parties), Enterprise GP, GulfTerra MLP (other than changes that would not be adverse to the Enterprise Parties) and GulfTerra GP, make any change in its governing documents;

                           (iii) issue, deliver or sell or authorize or propose
the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities (other than sales (A) by Enterprise MLP of Enterprise Common Units and Enterprise Class B Units (on the terms described in the NYSE letter referenced in the definition of "Enterprise Class B Units") up to an aggregate of $900,000,000, (B) pursuant to employee benefit plans, options and warrants (including the GulfTerra Series F Units and pursuant to the Exchange and Registration Rights Agreement) in existence on the Execution Date, (C) by Enterprise MLP pursuant to Enterprise MLP's Distribution Reinvestment Plan and (D) by GulfTerra MLP (with Enterprise MLP's consent, which will not be unreasonably withheld) of GulfTerra Common Units up to an aggregate of $100,000,000);

                           (iv) except for (A) distributions to the holders of
GulfTerra Common Units or Enterprise Common Units and Enterprise Class B Units, as applicable, of no more than $0.71 per GulfTerra Common Unit (except to the extent such limitation would violate the distribution provisions of the GulfTerra Partnership Agreement) or $0.395 per Enterprise Common Unit or Enterprise Class B Unit (except to the extent such limitation would violate the distribution provisions of the Enterprise Partnership Agreement) per quarter, including the proportionate distribution on the general partner interests in GulfTerra MLP or in Enterprise MLP, as applicable, (B) any distributions from the subsidiaries of GulfTerra MLP to GulfTerra MLP, and (C) distributions from Enterprise OLP to Enterprise MLP necessary for Enterprise MLP to make such distributions to the holders of Enterprise Common Units or Enterprise Class B Units, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities; provided that, in



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



the case of distributions in respect of equity securities, consent to such distributions shall not be unreasonably withheld, delayed or conditioned;

                           (v) merge into or with any other person (other than
(A) mergers among wholly owned subsidiaries of the same person, (B) mergers between a GulfTerra Party and its wholly owned subsidiaries, (C) mergers between an Enterprise Party and its wholly owned subsidiaries or (D) as permitted by clause (vi) or (x));

                           (vi) acquire, through merger, consolidation or
otherwise, all or substantially all of the business or assets of any person, or acquire any interest in or contribute any assets to any partnership or joint venture (other than contributions to Partially Owned Entities of such Partnership Group as required under the governing documents of such Partially Owned Entities) or enter into any similar arrangement, for consideration not to exceed $50,000,000, or $100,000,000 in the aggregate;

                           (vii) except as permitted by exclusions under other
clauses of this Section 5.1(b), other than in the ordinary course of business consistent with past practices, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party, waive any material rights under any material contract or agreement to which it is a party, or be in default in any material respect under any material contract or agreement to which it is a party;

                           (viii) purchase any securities of or make any
investment in any person (other than (A) ordinary-course overnight investments consistent with cash management practices of such Partnership Group, (B) investments in wholly owned subsidiaries, (C) investments in Partially Owned Entities owned by such Partnership Group as of the Execution Date as required under the governing documents of such Partially Owned Entities, (D) investments by GulfTerra GP in GulfTerra MLP and Enterprise GP in Enterprise MLP pursuant to the GulfTerra Partnership Agreement or Enterprise Partnership Agreement, as applicable (E) purchases and investments in addition to those contemplated by
(A) through (D) above up to an aggregate amount of $25,000,000 and (F) as permitted pursuant to clause (vi));

                           (ix) incur, assume or guarantee any indebtedness for
borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities (other than in connection with (A) borrowings in the ordinary course of business by GulfTerra MLP under its existing bank credit facility or by Enterprise OLP under its existing bank credit facilities, (B) as contemplated by Section 5.7, the refinancing by Enterprise MLP or Enterprise OLP of the Existing GulfTerra Indebtedness and GulfTerra MLP's existing bank credit facility in an aggregate principal amount not to exceed $1,200,000,000, (C) the financing of the acquisition of the Acquired Company Assets (as defined in that certain Purchase and Sale Agreement dated December 15, 2003 by and between El Paso Parent, Enterprise OLP and the other parties thereto) by Enterprise MLP or Enterprise OLP, (D) the refinancing by Enterprise MLP or Enterprise OLP of existing indebtedness of Enterprise MLP or Enterprise OLP, (E) other than as permitted by
(A) through (D) above, the incurrence by GulfTerra MLP of up to $100,000,000 in principal amount of Indebtedness with a maturity of no more than three years and no prepayment penalty, (F) other than as permitted by (A) through (D) above, the incurrence by Enterprise MLP or

Enterprise OLP of up to $100,000,000 in principal amount of Indebtedness, and
(G) in connection with a transaction permitted by clause (vi));

                           (x) other than Encumbrances of the type described in
clauses (i) and (v) of the definition of Permitted Encumbrances, sell, assign, transfer, abandon, lease, pledge, Encumber or otherwise dispose of assets having a fair market value in excess of $10,000,000, or $25,000,000 in the aggregate, except for dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices;

                           (xi) (A) settle any claim, demand, lawsuit or state
or federal regulatory proceeding for damages to the extent such settlement in the aggregate assesses damages in excess of $1,000,000 or (B) settle any claim, demand, lawsuit or state or federal regulatory proceeding seeking an injunction or other equitable relief where such settlement could reasonably be expected to have a GulfTerra Material Adverse Effect or an Enterprise Material Adverse Effect, as applicable;

                           (xii) except as required on an emergency basis, make
any capital expenditure in excess of $5,000,000, or $25,000,000 in the aggregate (other than as set forth on Section 3.10 of the GulfTerra Disclosure Letter or Section 4.10 of the Enterprise Disclosure Letter, as applicable, or as permitted by clause (vi));

                           (xiii) fail to use commercially reasonable efforts to
maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such Partnership Group consistent with past practices;

                           (xiv) make any material change in its tax methods,
principles or elections;

                           (xv) make any material change to its financial
reporting and accounting methods other than as required by a change in GAAP;

                           (xvi) fail to file on a timely basis all material
notices, reports, returns and other filings required to be filed with or reported to any Governmental Entity;

                           (xvii) fail to file on a timely basis all
applications and other documents necessary to maintain, renew or extend any material permit, license, variance or any other approval required by any Governmental Entity for the continuing operation of its business;

                           (xviii) (A) grant any material increases in the
compensation of any of its officers or employees, except in the ordinary course of business consistent with past practices, (B) pay or agree to pay to any officer or employee, whether past or present, any pension, retirement allowance, severance or other employee benefit not required or contemplated by any of the GulfTerra Plans or Enterprise Plans, as applicable, as of the Execution Date,
(C) enter into any new, or materially amend any existing, employment or severance or termination contract with any officer or employee or (D) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, or amend any GulfTerra Plan or Enterprise Plan, as applicable, if such amendment would have the effect of materially enhancing any benefits thereunder;

                           (xix) enter into a swap, futures or derivatives
transaction except hedging activities in the ordinary course of business consistent with past practices and the risk parameters described in Section 3.20 or Section 4.20, as applicable;

                           (xx) adopt or vote to adopt a plan of complete or
partial dissolution or liquidation;

                           (xxi) with respect to GulfTerra MLP (and any of its
subsidiaries) and Enterprise MLP (and any of its subsidiaries) only, enter into any contract or other arrangement with its general partner or any affiliate of its general partner (excluding subsidiaries or Partially Owned Entities of GulfTerra MLP or Enterprise MLP, as applicable) other than (A) the contracts listed in the applicable Party Group's Disclosure Letter, (B) transportation, gathering, processing, fractionation and buy/sell agreements entered into in the ordinary course of business consistent with past practice and on terms no less favorable to GulfTerra MLP or Enterprise MLP, as applicable, than those obtainable in a similar transaction between non-affiliated persons, (C) contracts approved by the Enterprise Audit and Conflicts Committee) and (D) contracts approved by the GulfTerra Conflicts and Audit Committee;

                           (xxii) (A) take or permit any action to be taken by
the corresponding Partnership Group that would make any representation or warranty of the corresponding Party Group under this Agreement (without regard to Materiality Requirements therein) inaccurate in any material respect or (B) omit or cause to omit to take any action necessary to prevent any such representation or warranty (without regard to Materiality Requirements therein) from being inaccurate in any material respect;

                           (xxiii) amend any contract with one of its affiliates
(excluding subsidiaries of Partially Owned Entities of GulfTerra MLP or Enterprise MLP, as applicable) (other than (A) amendments of the administrative services fee under the EPCO Agreement, subject to approval by the Enterprise Audit and Conflicts Committee and (B) termination, immediately prior to Closing, of the G&A Agreement to which GulfTerra GP is party); or

                           (xxiv) commit to do any of the foregoing.

                  (c) Notification of Certain Events. From the Execution Date until the Closing Date, each Party Group shall promptly notify the other Party Group in writing of (i) any event, condition or circumstance that could reasonably be expected to cause any representation or warranty of the notifying Party Group contained in this Agreement (without regard to Materiality Requirements therein) to be inaccurate in any material respect on the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date), (ii) any GulfTerra Material Adverse Effect or Enterprise Material Adverse Effect, as applicable, or any event, occurrence or development that could reasonably be expected to have a GulfTerra Material Adverse Effect or Enterprise Material Adverse Effect, as applicable, and (iii) any material breach by the notifying Party Group of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the notifying Party Group.

         Section 5.2 Access to Information.

                  (a) Subject to Section 5.2(b) and applicable Laws, upon reasonable notice to Michael A. Creel or John E. Smith II with respect to the Enterprise Parties and Bill Manias or Greg Jones with respect to the GulfTerra Parties, such Party Group shall (and shall cause its Partnership Group to) afford the officers, employees, counsel, accountants and other authorized representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and its Partnership Group. Subject to Section 5.2(b) and applicable Laws, during such period, each Party Group shall (and shall cause its Partnership Group to) furnish promptly to the other Party Group all information concerning the disclosing Party Group's business, properties and personnel as the requesting Party Group may reasonably request. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group or its Partnership Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group or Partnership Group.

                  (b) The parties acknowledge that certain information received pursuant to Section 5.2(a) will be non-public or proprietary in nature and as such will be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement. Each party further agrees to be bound by the terms and conditions of the Confidentiality Agreement (except that the term of the Confidentiality Agreement set forth in Section 13 thereof shall be two years from the Execution Date) and to maintain the confidentiality of such Confidential Information in accordance with the Confidentiality Agreement.

         Section 5.3 Certain Filings. As promptly as practicable following the Execution Date (a) the parties shall prepare and file with the Federal Trade Commission and the U.S. Department of Justice the appropriate filings and any supplemental information which may be reasonably requested in connection therewith under the HSR Act, it being agreed that Enterprise MLP is the primary "Acquiring Person" for purposes of the HSR Act and shall pay the required filing fee (subject to 50% reimbursement pursuant to Section 5.12), (b) GulfTerra MLP and Enterprise MLP shall prepare and file with or furnish to the SEC a joint proxy statement/prospectus to be distributed to the holders of GulfTerra Common Units and the holders of Enterprise Common Units in connection with the GulfTerra Unitholders' Meeting and Enterprise Unitholders' Meeting (the "Joint Proxy Statement/Prospectus") and to be part of the Registration Statement described below, (c) Enterprise MLP shall prepare and file with or furnish to the SEC a registration statement on Form S-4 (the "Registration Statement") with respect to the issuance of Enterprise Common Units in connection with the Merger, (d) Enterprise MLP shall use its commercially reasonable efforts to cause the Enterprise Common Units to be issued in the Merger to be listed on the NYSE, and (e) the parties hereto shall make all required filings under applicable state securities and blue sky Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Enterprise MLP would become subject to general service of process or to taxation or qualification to do business as a foreign partnership doing business in such jurisdiction solely as a result of such filing. Each of the GulfTerra Parties and Enterprise Parties further agrees that if it shall become aware prior to the date of the

GulfTerra Unitholders' Meeting or the Enterprise Unitholders' Meeting of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to become false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other parties thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus. Each of Enterprise MLP and GulfTerra MLP will provide the other with reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the Joint Proxy Statement/Prospectus or any such amendment or supplement, and further agree that each of them will be provided with such number of copies of all filings made with the SEC as such party shall reasonably request. Enterprise MLP will provide GulfTerra MLP with reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing any such document with the SEC. No filings of the Registration Statement or the Joint Proxy Statement/Prospectus (or any amendments or supplements to either of them) shall be made without the consent of GulfTerra MLP and Enterprise MLP (which consent shall not be unreasonably withheld, delayed or conditioned).

         Section 5.4 GulfTerra Unitholders' Meeting. GulfTerra MLP shall, in accordance with applicable Law and the GulfTerra Partnership Agreement, cause a meeting of the holders of GulfTerra Common Units (the "GulfTerra Unitholders' Meeting") to be duly called and held as soon as practicable after the Execution Date to consider and vote upon the adoption and approval of this Agreement (it being agreed that such a meeting shall be called and held even if the GulfTerra Special Committee shall have made the determination described in Section 5.8(b)(iii). Subject to the withdrawal by the Board of Directors of GulfTerra GP of its recommendation pursuant to Section 5.8(b), the recommendation of the Board of Directors of GulfTerra GP that holders of GulfTerra Common Units adopt and approve this Agreement, together with a copy of the UBS Opinion, shall be included in the Joint Proxy Statement/Prospectus. The GulfTerra Parties shall use their reasonable best efforts, and shall work with the Enterprise Parties, to hold the GulfTerra Unitholders' Meeting and the Enterprise Unitholders' Meeting on the same day. Notwithstanding any withdrawal of the recommendation of its Board of Directors, GulfTerra GP hereby approves the Merger Transactions as required by Section 16.2 of the GulfTerra MLP Limited Partnership Agreement and shall not withdraw or modify such approval except as permitted by Section 5.8 when the GulfTerra GP Board of Directors has made the determination described in
Section 5.8(b)(iii).

         Section 5.5 Enterprise Unitholders' Meeting. Enterprise MLP shall, in accordance with applicable Law and the Enterprise Partnership Agreement, cause a meeting of the holders of Enterprise Common Units (the "Enterprise Unitholders' Meeting") to be duly called and held as soon as practicable after the Execution Date to consider and vote upon the issuance of Enterprise Common Units pursuant to this Agreement. Subject to the withdrawal by the Board of Directors of Enterprise GP of its recommendation pursuant to Section 5.8(b), the recommendation of the Board of Directors of Enterprise GP that holders of Enterprise Common Units approve the items listed in this Section 5.5, together with a copy of the Lehman Opinion, shall be included in the Joint Proxy Statement/Prospectus. The Enterprise Parties shall use their reasonable best efforts, and shall work with the GulfTerra Parties, to hold the Enterprise Unitholders' Meeting and the GulfTerra Unitholders' Meeting on the same day. Upon an Enterprise Withdrawal, the Enterprise Parties will be released from their obligations under this Section 5.5.

         Section 5.6 Affiliates. Prior to the Effective Time, GulfTerra MLP shall cause to be prepared and delivered to Enterprise MLP a list identifying all persons who, at the time of the meeting of the GulfTerra Unitholders pursuant to Section 5.4, GulfTerra MLP reasonably believes may be deemed to be "affiliates" of GulfTerra MLP, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Enterprise MLP shall be entitled to place restrictive legends on any shares of Enterprise Common Units received by such Rule 145 Affiliates. GulfTerra MLP shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Enterprise MLP on or prior to the Closing Date a letter substantially in the form attached as Exhibit 5.6.

         Section 5.7 Debt Tender Offers and New Debt Offering.

                  (a) If prior to the Closing Enterprise MLP determines to make a cash tender offer for any of the Existing GulfTerra Indebtedness or to solicit consents to amend the related indentures so as to eliminate financial or other covenants or events of default therefrom, then the GulfTerra Parties shall assist Enterprise MLP with the preparation and distribution of offering materials and provide such other cooperation as Enterprise MLP may reasonably request in connection with any such tender offer or consent solicitation, it being understood that Enterprise MLP shall fund the consummation of any such tender offer. Enterprise MLP shall not launch a tender offer for the Existing GulfTerra Indebtedness before 30 Business Days prior to the Closing.

                  (b) If Enterprise MLP shall determine to fund any tender offer referred to in this Section 5.7 with the proceeds of an offering of debt securities to be issued on or after the Closing Date that is to be guaranteed by one or more of GulfTerra MLP and its subsidiaries, then the GulfTerra Parties shall provide such cooperation as Enterprise MLP may reasonably request in connection with any such offering, including participating in (i) the preparation of the offering documentation and, if the offering is registered under the Securities Act, joining with Enterprise MLP in preparing and filing the related registration statement with the SEC, (ii) due diligence or other meetings with any underwriters or initial purchasers of such indebtedness, (iii) meetings with rating agencies and (iv) road show presentations. Enterprise MLP will provide GulfTerra MLP with a reasonable opportunity to review and comment on any such offering documentation, registration statement, meeting presentation materials and road show presentation materials.

         Section 5.8 No Solicitation.

                  (a) Subject to Section 5.8(b), each Party Group agrees that from and after the Execution Date, it shall terminate all discussions and negotiations with others regarding a sale or other transaction involving (i) 5% or more of any class of equity securities in GulfTerra MLP or Enterprise MLP, as applicable, (ii) any of the membership interests in GulfTerra GP or Enterprise GP, as applicable, (iii) 5% or more of the assets, business (as measured by either net income or revenue) or securities of any of such Party Group's Partnership Group (other than those permitted under Section 5.1(b)), or (iv) any other transaction similar to the transactions contemplated by this Agreement (each, a "Possible Alternative"), and shall enforce any confidentiality or similar agreement relating to any side discussions or negotiations regarding the foregoing, except for any offerings and sales of securities by GulfTerra MLP or Enterprise MLP, or any offerings of options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that are otherwise permitted by the terms of this Agreement and that could require such person to issue, redeem, purchase or sell any of its equity interests with respect thereto. From and after the Execution Date, each Party Group shall not, directly or indirectly, nor shall they authorize or permit any of their officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative (a "Representative") retained by them, (A) to solicit, initiate, encourage (including by way of furnishing information or assistance), conduct discussions regarding or engage in negotiations regarding or take any other action to facilitate, any inquiries, or the making of any proposal (including any offer or proposal to its unitholders) which constitutes or may reasonably be expected to lead to a Possible Alternative, (B) to enter into an agreement (including any letter of intent or similar document) with any person, other than the other Party Group, providing for or relating to a Possible Alternative, (C) to make or authorize any statement, recommendation or solicitation in support of any Possible Alternative by any person, other than by the other Party Group, or (D) subject to the fiduciary duties of Enterprise GP or GulfTerra GP, as applicable, and their respective boards of directors under applicable Law, to withdraw or qualify the recommendation for approval of the Merger Transactions by such board of directors.

                  (b) Notwithstanding the provisions of Section 5.8(a), each Party Group and its Representatives shall be entitled, prior to the Enterprise Unitholders' Meeting in the case of the Enterprise Parties and prior to the GulfTerra Unitholders' Meeting in the case of the GulfTerra Parties, to take any action otherwise prohibited by Section 5.8(a) in response to any third party proposal with respect to a Possible Alternative received by any or all of them if (i) the initial proposal from any third party was not received in violation of Section 5.8(a) and contains no financing condition (unless the GulfTerra GP Board of Directors or the Enterprise GP Board of Directors, as applicable, determines in good faith upon advice of counsel that its fiduciary duties require it to consider an applicable proposal where the initial proposal contained a financing condition), (ii) the GulfTerra GP Board of Directors or the Enterprise GP Board of Directors, as applicable, shall have determined, in its good faith judgment, that the proposal, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal, and that such proposal would, in its good faith judgment, if consummated, result in a transaction more favorable to the holders of GulfTerra Common Units (other than the GulfTerra Purchased Units) or Enterprise Common Units, as applicable, than the transactions contemplated hereby (a "Superior Transaction"), and (iii) the GulfTerra GP Board of Directors or the Enterprise GP Board of Directors, as applicable, shall have determined, in its good faith judgment, after consultation with and based on the advice of its legal counsel, that the failure to take such action would be inconsistent with GulfTerra GP's or its Board of Directors' or Enterprise GP's or its Board of Directors', as applicable, fiduciary duties to holders of GulfTerra Common Units or Enterprise Common Units, as applicable, under applicable Law; provided, that neither Party Group may enter into negotiations or discussions or supply any information in connection with a Possible Alternative unless it shall have first entered into a confidentiality agreement at least as restrictive as the Confidentiality Agreement, and provided, further, that neither Party Group shall take any action prohibited by Section 5.8(B)-(D) (except as expressly required by the immediately preceding proviso) unless this Agreement has first been (or is contemporaneously) terminated as provided in Section 8.1, Section 8.2,
Section 8.3 or Section 8.4. Each Party Group agrees that it will notify the other Party Group promptly if any inquiry, contact or proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its

Representatives, and thereafter shall keep the other Party Group informed in writing, on a current basis, regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in this Agreement shall prevent GulfTerra GP's or Enterprise GP's Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to a Possible Alternative proposal. In addition, for the avoidance of doubt, if such Board of Directors reasonably believes that its fiduciary duties so require, Enterprise GP's Board of Directors or GulfTerra GP's Board of Directors, as applicable, may continue to consider any Possible Alternative or Superior Transaction notwithstanding any Enterprise Reaffirmation or GulfTerra Reaffirmation, as applicable, with respect to such Possible Alternative or Superior Transaction.

         Section 5.9 GulfTerra Asset Separation. Commencing on the Execution Date, the GulfTerra Parties shall execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization and take such other action as may be necessary on the part of the GulfTerra Partnership Group Entities to transfer no later than the Closing Date to one of the GulfTerra Partnership Group Entities title to the assets described in Section 5.9 of the GulfTerra Disclosure Letter.

         Section 5.10 Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. The Enterprise Parties shall cause the Enterprise Partnership Group Entities to sell to any of one or more persons (other than El Paso Parent, Enterprise Parent 1 or Enterprise Parent 2 or any affiliate of any of them to the extent doing so would violate the El Paso Parent Consent Decree) all of the El Paso Parent Consent Decree Assets; provided that such sales may be conditioned on the closing of the Merger.

         Section 5.11 No Public Announcement. On the Execution Date, the parties hereto shall issue a joint press release with respect to the execution of this Agreement and the Merger Transactions, which press release shall be reasonably satisfactory to Enterprise MLP and GulfTerra MLP. No party hereto shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (other than public announcements at industry road shows and conferences and otherwise as may be required by Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Enterprise MLP or GulfTerra MLP, as applicable, in advance of such public announcement or press release) without the prior approval of Enterprise MLP or GulfTerra MLP, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Enterprise Parties and the GulfTerra Parties may respond to



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



inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities Laws.

         Section 5.12 Expenses. Whether or not the Merger Transactions are consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except as expressly provided in Section 8.5 and except that GulfTerra MLP shall reimburse Enterprise MLP for one-half of (a) any filing fees under the HSR Act, (b) any filing fees with respect to the Registration Statement and the Joint Proxy Statement/Prospectus and (c) the costs of printing and mailing of the Joint Proxy Statement/Prospectus and the offer or solicitation documentation described in Section 5.7.

         Section 5.13 Letter of GulfTerra MLP's Accountants. In connection with the information regarding the GulfTerra Partnership Group Entities or the transactions contemplated by this Agreement provided by the GulfTerra Parties specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement/Prospectus and the Registration Statement, the GulfTerra Parties shall use their commercially reasonable efforts to cause to be delivered to Enterprise MLP a letter of PricewaterhouseCoopers LLP, dated the date on which the Registration Statement shall become effective and addressed to Enterprise MLP, in form and substance reasonably satisfactory to Enterprise MLP and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         Section 5.14 Letter of Enterprise MLP's Accountants. In connection with the information regarding the Enterprise Partnership Group Entities or the transactions contemplated by this Agreement provided by the Enterprise Parties specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement/Prospectus and the Registration Statement, the Enterprise Parties shall use their commercially reasonable efforts to cause to be delivered to GulfTerra MLP a letter of Deloitte & Touche LLP, dated the date on which the Registration Statement shall become effective and addressed to GulfTerra MLP, in form and substance reasonably satisfactory to GulfTerra MLP and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         Section 5.15 Authority on Bank Accounts. The GulfTerra Parties shall have, as of the Closing Date, caused the GulfTerra Partnership Group Entities to cancel the authority of each person to draw checks on or withdraw funds from any of the bank accounts maintained by the GulfTerra Partnership Group Entities, except for any person designated by Enterprise MLP in writing prior to the Closing, and shall provide Enterprise MLP evidence of such cancellation.

         Section 5.16 Post-Closing Distribution Policy. Subject to the requirements of the Enterprise Partnership Agreement, if the Merger has occurred, Enterprise GP and Enterprise MLP shall increase the quarterly distribution of Enterprise MLP for the next regular quarterly distribution date after the Closing to $0.395 per Enterprise Common Unit and Enterprise Class B Unit.



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



         Section 5.17 Regulatory Issues. Unless otherwise agreed to by El Paso Parent and Enterprise MLP, if as a condition to obtaining an agreement from any Governmental Entity not to seek an injunction preventing or delaying the consummation of the Merger Transactions or to satisfy any condition to a consent or approval of any Governmental Entity necessary for the consummation of the Merger Transactions, such Governmental Entity shall require the divestiture (or the execution of a consent decree that contemplates such a divestiture) of any asset of (x) any of the El Paso Field Services Entities (a "Required FS Divestiture"), (y) Enterprise MLP or any of its Subsidiaries other than the El Paso Parent Consent Decree Assets (a "Required Enterprise Divestiture") or (z) GulfTerra MLP or any of its Subsidiaries (a "Required GulfTerra Divestiture" and, together with the Required Enterprise Divestitures, the "Required MLP Divestitures"), or any combination thereof, then the following provisions shall apply:

                  (a) If requested by Enterprise GP, El Paso Parent is required pursuant to the Parent Company Agreement to cause (or to agree in the consent decree to cause) any Required FS Divestiture to be consummated;

                  (b) Enterprise GP agrees to cause (or to agree in the consent degree to cause) an aggregate amount of Required MLP Divestitures up to $150,000,000 in value;

                  (c) notwithstanding Section 5.17(b), if the Governmental Entity permits the consummation of either a Required FS Divestiture or a Required MLP Divestiture, then El Paso Parent is required pursuant to the Parent Company Agreement to cause the consummation of the Required FS Divestiture; and

                  (d) if the Governmental Entity permits the consummation of either a Required GulfTerra Divestiture or a Required Enterprise Divestiture, then Enterprise GP shall have the right in its sole discretion to select the divestiture to be consummated.

Notwithstanding anything to the contrary in this Agreement (i) Enterprise MLP and (with Enterprise MLP's consent) GulfTerra MLP shall have the right to divest any assets as may be required to prevent an injunction preventing or delaying the consummation of the Merger Transactions or to satisfy any condition to a consent or approval of any Governmental Entity necessary for the consummation of the Merger Transactions, (ii) subject to clause (iii) immediately below, GulfTerra MLP agrees to effect promptly any GulfTerra Required Divestitures recommended by Enterprise MLP, (iii) unless otherwise agreed by GulfTerra MLP, all Required GulfTerra Divestitures shall be conditioned on the closing of the Merger, and (iv) unless otherwise agreed by Enterprise MLP, all Required Enterprise Divestitures shall be conditioned on the closing of the Merger.

         Section 5.18 SEC Reports. GulfTerra MLP shall deliver or make available to Enterprise MLP each GulfTerra SEC Report filed by GulfTerra MLP after the Execution Date in the form filed with or furnished to the SEC. Enterprise shall deliver or make available to GulfTerra each Enterprise SEC Report filed by Enterprise MLP or Enterprise OLP after the Execution Date in the form filed with or furnished to the SEC.



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



         Section 5.19 Tax Matters.

                  (a) The Enterprise Parties shall, to the extent permissible by applicable Law, treat the combined businesses of GulfTerra MLP and Enterprise MLP as a single activity for purposes of Section 469 of the Code.

                  (b) The Enterprise Parties and the GulfTerra Parties agree and consent to treat the purchase of GulfTerra Units pursuant to Section 2.2(d) of the Parent Company Agreement as a sale of such GulfTerra Units as described in Treasury Regulation Section 1.708-1(c)(4).

         Section 5.20 Section 16(b). No fewer than 18 Business Days prior to the Effective Time, GulfTerra MLP shall prepare and cause to be delivered to Enterprise MLP a schedule (a) identifying each individual that, for purposes of
Section 16(b) under the Exchange Act, (i) is an officer or director of a GulfTerra Party or (ii) will, at the Effective Time (to the extent so identified to GulfTerra MLP by Enterprise GP), be an officer or director of an Enterprise Party and who owns securities issued by GulfTerra MLP, (b) the number of securities of GulfTerra MLP owned by each such individual and (c) the number of securities to be issued to each such person as a result of the Merger. Enterprise GP, on behalf of Enterprise MLP, and GulfTerra GP, on behalf of GulfTerra MLP, will adopt or cause to be adopted a resolution satisfying the requirements of Rules 16b-3(d) and 16b-3(e) under the Exchange Act, as applicable, and will otherwise cooperate with each other to cause the conversion and issuance of Enterprise Common Units and GulfTerra Common Units, to the extent they involve such officers and directors, to be exempt under Rule 16b-3(a) under the Exchange Act.

         Section 5.21 D&O Insurance.

                  (a) For a period of three years after the Effective Time, Enterprise MLP shall maintain officers' and directors' liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of any of the GulfTerra Partnership Group Entities and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of any of the GulfTerra Partnership Group Entities as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "GulfTerra D&O Indemnified Parties") who are or at any time prior to the Effective Time were covered by the existing officers' and directors' liability insurance applicable to the GulfTerra Partnership Group Entities ("D&O Insurance") policies on terms substantially no less advantageous to the GulfTerra D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time). Enterprise MLP shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a three-year "tail" policy on terms and conditions no less advantageous than the existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 5.21.

                  (b) The rights of each GulfTerra D&O Indemnified Party hereunder shall be in addition to any other rights such GulfTerra D&O Indemnified Party may have under the governing documents of any GulfTerra Partnership Group Entity, under applicable Delaware



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



Law, or otherwise. The provisions of this Section 5.21 shall survive the consummation of the Merger and expressly are intended to benefit each of the GulfTerra D&O Indemnified Parties.

                  (c) In the event Enterprise MLP or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Enterprise MLP shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.21.

         Section 5.22 Distributions. The Enterprise Parties and the GulfTerra Parties shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, distributions in respect of their respective Common Units (and Class B Units and Series C Units, as applicable) so that, in respect of any fiscal quarter, holders of GulfTerra Common Units do not (a) receive more than one distribution in respect of both (i) GulfTerra Common Units and (ii) Enterprise Common Units received pursuant to the Merger in exchange therefor or (b) fail to receive a distribution in respect of both (i) GulfTerra Common Units and (ii) Enterprise Common Units received pursuant to the Merger.

         Section 5.23 Governance Matters. Enterprise GP (and its Board of Directors) shall take all limited liability company action necessary so that at the Effective Time (a) subject to his willingness to serve, O.S. Andras shall hold the position of Chief Executive Officer of Enterprise GP and (b) subject to his willingness to serve, Robert G. Phillips shall hold the positions of President and Chief Operational Officer of Enterprise GP.

         Section 5.24 Registration Rights. At the Effective Time, Enterprise MLP shall enter into a registration rights agreement with El Paso Parent that provides El Paso Parent with registration rights covering its Enterprise Common Units substantially similar to those possessed by Tejas Energy, LLC ("Tejas") under that certain Registration Rights Agreement dated as of September 17, 1999 by and among Tejas and Enterprise MLP, except that, such registration rights agreement will provide that El Paso Parent (i) will have one demand registration right or shelf registration right and (ii) will be subordinated to the rights of Tejas in connection with exercising piggyback registration rights.

         Section 5.25 Allocation of Partnership Liabilities Among Partners. From and after the Closing, for purposes of allocating Nonrecourse Liabilities of Enterprise MLP (including for this purpose any subsidiary or Partially Owned Entity of Enterprise MLP) after the Merger among the partners of Enterprise MLP, Enterprise MLP will to the extent permissible under Treasury Regulation Section 1.752-3 cause such Nonrecourse Liabilities to be allocated among the properties of Enterprise MLP (including for this purpose any subsidiary or Partially Owned Entity of Enterprise MLP) in such a manner so as to cause the amount of Nonrecourse Liabilities of Enterprise MLP (including for this purpose any subsidiary or Partially Owned Entity of Enterprise MLP) allocated under Treasury Regulation Section 1.752-3(a)(2) to a partner (or a transferee of such partner) to equal the Nonrecourse Liabilities allocated to such partner as a partner of Enterprise MLP or GulfTerra MLP prior to the Merger pursuant to Treasury Regulation Section 1.752-3(a)(2).



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



                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         Section 6.1 Conditions to Each Party's Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a party by such party:

                  (a) Enterprise MLP's Unitholders. Each of the items described in Section 5.5 to be submitted to the unitholders of Enterprise MLP at the Enterprise Unitholders' Meeting shall have been approved by the affirmative vote or consent of the holders of at least a majority of the outstanding Enterprise Common Units.

                  (b) GulfTerra MLP's Unitholders. Each of the items described in Section 5.4 to be submitted to the holders of GulfTerra Common Units at the GulfTerra Unitholders' Meeting shall have been approved by the affirmative vote or consent of the holders of at least a majority of the outstanding GulfTerra Common Units and the outstanding GulfTerra Series C Units, voting as separate classes.

                  (c) Governmental Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated (including any extended waiting period arising as a result of a request for additional information). The parties hereto shall have received all other governmental consents and approvals, the absence of which could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect or an Enterprise Material Adverse Effect.

                  (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

                  (e) NYSE Listing. The Enterprise Common Units to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

                  (f) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Law or Environmental Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Enterprise Parties or the GulfTerra Parties with respect thereto; provided, however, that prior to invoking this condition, each party hereto shall have used its commercially reasonable efforts to cause the consummation of the transactions contemplated by this Agreement.

                  (g) Other Transactions. The closing of the transactions described in Section 2.2 of the Parent Company Agreement shall have occurred, and all of the GulfTerra Units purchased pursuant to Section 2.2(d) of the Parent Company Agreement and all of the



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



membership interests in GulfTerra GP shall be owned directly by Enterprise MLP or by persons that are wholly-owned by Enterprise MLP and which are disregarded for federal income tax purposes.

         Section 6.2 Conditions to the Enterprise Parties' Obligations. The obligation of the Enterprise Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Enterprise Parties (in their sole discretion):

                  (a) Representations and Warranties; Performance. (i) The representations and warranties of the GulfTerra Parties set forth in ARTICLE III (without regard to Materiality Requirements therein) other than those set forth in Section 3.6(b) shall be correct as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be correct as of such specific date), and each of the GulfTerra Parties shall have performed all of the obligations of such party hereunder (without regard to Materiality Requirements therein) except where the failure of such representations and warranties to be correct and the failure of such obligations to be performed could not, in the aggregate, reasonably be expected to result in (A) an adverse effect on the GulfTerra Parties involving $100,000,000 or more or (B) a GulfTerra Material Adverse Effect and (ii) Enterprise MLP shall have received a certificate, dated as of the Closing Date, of an executive officer of GulfTerra GP certifying to the matters set forth in this Section 6.2(a) and Section 6.2(e).

                  (b) Tax Opinion. Enterprise MLP shall have received an opinion of Vinson & Elkins L.L.P. or another nationally-recognized tax counsel dated as of the Closing Date to the effect that (i) no Enterprise Partnership Group Entity will recognize any income or gain as a result of the Merger Transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code or cancellation of indebtedness under section 108(e)(4) of the Code), (ii) no gain or loss will be recognized by holders of Enterprise Common Units as a result of the Merger Transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code or cancellation of indebtedness under section 108(e)(4) of the Code), and (iii) 90% of the combined gross income of GulfTerra MLP and Enterprise MLP for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as "qualifying income" within the meaning of section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Enterprise Parties, Enterprise Parent 1 and Enterprise Parent 2 and any of their respective affiliates as to such matters as such counsel may reasonably request.

                  (c) Non-Contravention Opinions. Enterprise MLP shall have received (i) a legal opinion from Akin Gump Strauss Hauer & Feld LLP, counsel to GulfTerra MLP, substantially in the form of Exhibit 6.2(c)(i) and (ii) a legal opinion from Andrews Kurth LLP, counsel to El Paso Parent, substantially in the form of Exhibit 6.2(c)(ii).

                  (d) Resignations of Directors. The directors of GulfTerra GP and GulfTerra MLP and the directors of such other GulfTerra Partnership Group Entities designated by Enterprise MLP shall tender to Enterprise MLP their resignations as such directors effective as of the Closing.

                  (e) No GulfTerra Material Adverse Effect. The representations and warranties of the GulfTerra Parties set forth in Section 3.6(b) shall be correct as of the Closing as if remade on the date thereof.

         Section 6.3 Conditions to the GulfTerra Parties' Obligations. The obligation of the GulfTerra Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the GulfTerra Parties (in their sole discretion):

                  (a) Representations and Warranties; Performance. (i) The representations and warranties of the Enterprise Parties set forth in ARTICLE IV (without regard to Materiality Requirements therein) other than those set forth in Section 4.6(b) shall be correct as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be correct as of such specific date), and each of the Enterprise Parties shall have performed all of the obligations of such party hereunder (without regard to Materiality Requirements therein) except where the failure of such representations and warranties to be correct and the failure of such obligations to be performed could not, in the aggregate, reasonably be expected to result in (A) an adverse effect on the Enterprise Parties involving $100,000,000 or more or (B) an Enterprise Material Adverse Effect and (ii) GulfTerra MLP shall have received a certificate, dated as of the Closing Date, of an executive officer of Enterprise GP certifying to the matters set forth in this Section 6.3(a)and Section 6.3(d).

                  (b) Tax Opinion. The GulfTerra MLP shall have received an opinion dated as of the Closing Date of Akin Gump Strauss Hauer & Feld LLP or another nationally-recognized tax counsel to the effect that, except with respect to fractional units, (i) no GulfTerra Partnership Group Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code or cancellation of indebtedness under section 108(e)(4) of the
Code), and (ii) no gain or loss will be recognized by holders of GulfTerra Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code or cancellation of indebtedness under section 108(e)(4) of the Code). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the GulfTerra Parties and El Paso Parent and any of their respective affiliates as to such matters as such counsel may reasonably request.

                  (c) Non-Contravention Opinions. GulfTerra MLP shall have received a legal opinion from Vinson & Elkins LLP, counsel to Enterprise MLP, substantially in the form of Exhibit 6.3(d).

                  (d) No Enterprise Material Adverse Effect. The representations and warranties of the Enterprise Parties set forth in Section 4.6(b) shall be correct as of the Closing as if remade on the date thereof.

                                   ARTICLE VII
                         EMPLOYEES AND EMPLOYEE BENEFITS

         Section 7.1 GulfTerra Employees. Enterprise Parent 1 or an affiliate thereof shall have the right to offer employment effective on the Closing Date to such GulfTerra Related Employees, if any, as it may choose, in its sole discretion, and GulfTerra MLP shall, and shall use commercially reasonable efforts to cause El Paso Parent and its affiliates to, cooperate fully with Enterprise Parent 1 in its attempt to employ such individuals, including providing such information as may reasonably be requested by Enterprise Parent
1. No GulfTerra Related Employee shall be transferred to a GulfTerra Partnership Group Entity on or prior to the Closing. The GulfTerra Related Employees who become employees of Enterprise Parent 1 or an affiliate thereof on the Closing shall be the "Continuing Employees."

         Section 7.2 Enterprise Employment. Enterprise Parent 1 shall provide, or shall cause its affiliates to provide, the Continuing Employees with compensation and benefits on substantially the same basis as provided to similarly situated employees of Enterprise Parent 1. Enterprise Parent 1 shall grant, or shall cause its affiliates to grant, each Continuing Employee credit under Enterprise Parent 1's benefit plans for his or her service with El Paso Parent and its affiliates as of the Closing Date for all purposes for which such service was recognized by El Paso Parent and its affiliates under a similar plan or program. With respect to Enterprise Parent 1's benefit plans that provide group health benefits, Enterprise Parent 1 shall cause each such plan to (a) waive any exclusions, restrictions or limitations with respect to pre-existing conditions or waiting periods thereunder to the extent that the same were waived or satisfied by the Continuing Employee on the Closing Date under such analogous plan of El Paso Parent and its affiliates and (b) credit any health expenses paid by a Continuing Employee or his or her covered dependents during the year in which the Closing Date occurs for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket provisions under such Enterprise Parent 1 PPO group health and indemnity benefit plan.

         Section 7.3 GulfTerra Plans. Immediately prior to the Closing, the GulfTerra Partnership Group Entities shall (a) withdraw from and cease participating in all employee benefit plans (as defined in Section 3(3) of ERISA), all employment and severance agreements (or consulting agreements with natural persons) and any employee compensation plan, including any pension, retirement, profit sharing, stock or unit option, stock or unit purchase, restricted stock or unit, bonus, health, life, disability or fringe benefit plan sponsored or maintained by, participated in or contributed to by or required to be contributed to by any of the GulfTerra Partnership Group Entities or, with respect to any GulfTerra Related Employees, by any of the GulfTerra Parties or by any other entity required to be aggregated with a GulfTerra Party pursuant to
Section 414 of the Code (each a "GulfTerra Plan"), and (b) transfer the sponsorship of all GulfTerra Plans they may sponsor, if any, to El Paso Parent or an affiliate thereof (other than a GulfTerra Partnership Group Entity). Prior to the Effective Time, GulfTerra MLP shall take all such actions as are necessary to cause any outstanding options to purchase GulfTerra Common Units under the GulfTerra Plans to be exercised or cancelled, including through the repurchase, at reasonable purchase prices, of outstanding options from the holders thereof.

         Section 7.4 Retention Policy. The parties shall cooperate to create mutually acceptable retention policies that treat GulfTerra Related Employees and Enterprise Related Employees to the same extent and in a similar manner.

                                  ARTICLE VIII
                                   TERMINATION

         Section 8.1 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto.

         Section 8.2 Termination by GulfTerra MLP or Enterprise MLP. At any time prior to the Effective Time, this Agreement may be terminated by GulfTerra MLP or Enterprise MLP if:

                  (a) the Merger shall not have been consummated by 5:00 p.m., Houston, Texas time on March 31, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or

                  (b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the person seeking to terminate this Agreement pursuant to this Section 8.2(b) shall have complied with Section 5.3 and Section 5.10.

         Section 8.3 Termination by GulfTerra MLP. This Agreement may be terminated by GulfTerra MLP at any time prior to the Effective Time:

                  (a) (notwithstanding any approval of the unitholders of GulfTerra MLP or Enterprise MLP) if the condition set forth in Section 6.3(a) can not be satisfied; provided, that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to GulfTerra MLP if, at such time, the condition set forth in Section 6.2(a) will not be satisfied;

                  (b) if the affirmative vote of the holders of at least a majority of the outstanding Enterprise Common Units with respect to the issuance of Enterprise Common Units pursuant to this Agreement (the "Enterprise MLP Requisite Vote") shall not have been obtained at the Enterprise Unitholders' Meeting or if the Enterprise Unitholder's Meeting is cancelled; or

                  (c) if the affirmative vote of the holders of at least a majority of the outstanding GulfTerra Common Units and of the outstanding GulfTerra Series C Units, each voting separately as a class, on the issue of the adoption and approval of this Agreement and the Merger Transactions (the "GulfTerra MLP Requisite Vote") shall not have been obtained at or prior to the GulfTerra Unitholders' Meeting.

Section 8.4 Termination by Enterprise MLP. This Agreement may be terminated by Enterprise MLP at any time prior to the Effective Time:

                  (a) (notwithstanding any approval of the unitholders of GulfTerra MLP or Enterprise MLP) if the condition set forth in Section 6.2(a) can not be satisfied; provided, that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to Enterprise MLP if, at such time, the condition set forth in Section 6.3(a) will not be satisfied;

                  (b) if the Enterprise MLP Requisite Vote shall not have been obtained at the Enterprise Unitholders' Meeting or the Enterprise Unitholder's Meeting is cancelled; or

                  (c) if the GulfTerra MLP Requisite Vote shall not have been obtained at the GulfTerra Unitholders' Meeting.

         Section 8.5 Effect of Certain Terminations.

                  (a) If this Agreement is terminated pursuant to Section 8.3(b) or Section 8.4(b), (i) if an Enterprise Withdrawal occurred, Enterprise MLP shall pay GulfTerra MLP $112,000,000, (ii) if Enterprise has materially and willfully breached its covenant set forth in Section 5.8(a), Enterprise MLP shall pay GulfTerra MLP $112,000,000, or (iii) if a Possible Alternative or a Superior Transaction was publicly announced and Enterprise GP's Board of Directors failed to publicly reaffirm its recommendation of the transactions contemplated by this Agreement by the earlier of (x) seven Business Days following such announcement or (y) two business days prior to the Enterprise Unitholders' Meeting (any such reaffirmation, a "Enterprise Reaffirmation"), Enterprise MLP shall pay GulfTerra MLP $112,000,000, in any case by wire transfer of immediately available funds within ten days after GulfTerra MLP or Enterprise MLP, as applicable, delivers notice of such termination to Enterprise MLP or GulfTerra MLP, as applicable.

                  (b) If this Agreement is terminated pursuant to Section 8.3(c) or Section 8.4(c), (i) if a GulfTerra Withdrawal occurred, GulfTerra MLP shall pay Enterprise MLP $112,000,000, (ii) if GulfTerra has materially and willfully breached its covenant set forth in Section 5.8(a), GulfTerra MLP shall pay Enterprise MLP $112,000,000, (iii) if a Possible Alternative or a Superior Transaction was publicly announced and GulfTerra GP's Board of Directors failed to publicly reaffirm its recommendation of the transactions contemplated by this Agreement by the earlier of (x) seven Business Days following such announcement or (y) two Business Days prior to the GulfTerra Unitholders' Meeting (any such reaffirmation, a "GulfTerra Reaffirmation"), GulfTerra MLP shall pay Enterprise MLP $112,000,000, (iv) if a Possible Alternative or a Superior Transaction was publicly announced and a GulfTerra Reaffirmation occurred, GulfTerra MLP shall pay Enterprise MLP $15,000,000, or (v) if a Possible Alternative or a Superior Transaction was not publicly announced and a GulfTerra Withdrawal did not occur, GulfTerra MLP shall pay Enterprise MLP $15,000,000, in any case by wire transfer of immediately available funds within ten days after Enterprise MLP or GulfTerra MLP, as applicable, delivers notice of such termination to GulfTerra MLP or Enterprise MLP, as applicable.

         Section 8.6 Effect of Vote. Any right to terminate this Agreement under
Section 8.1, Section 8.2, Section 8.3(a) or Section 8.4(a) shall be effective notwithstanding whether the GulfTerra MLP Requisite Vote or the Enterprise MLP Requisite Vote has been obtained.

         Section 8.7 Survival.

                  (a) In the event of termination of this Agreement pursuant to
ARTICLE VIII, all rights and obligations of the parties hereto under this Agreement shall terminate, except the provisions of Section 5.2(b), Section 5.11, Section 5.12, ARTICLE VIII and ARTICLE IX shall survive such termination; provided that nothing herein shall relieve any party hereto from any liability for any material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and, subject to Section 8.10, all rights and remedies of a nonbreaching party under this Agreement in the case of such a material breach, at law or in equity, shall be preserved. Except to the extent otherwise provided in the immediately preceding sentence and Section 8.8, the GulfTerra Parties and the Enterprise Parties agree that, if this Agreement has been terminated, any amount payable pursuant to Section 8.5 shall be the sole and exclusive remedy of the Party Group receiving payment thereunder.

                  (b) None of the representations, warranties, agreements, covenants or obligations in this Agreement (other than Section 5.16, Section 5.19, Section 5.21, Section 5.25, Section 7.2 and Section 7.3, which shall survive the Merger) or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

         Section 8.8 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this ARTICLE VIII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party's (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or willful misconduct.

         Section 8.9 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

         Section 8.10 General Limitation of Damages. WITHOUT MODIFYING THE RIGHTS UNDER SECTION 8.5, BUT NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN SECTION 8.8, THE ENTERPRISE PARTIES SHALL NOT BE LIABLE TO THE GULFTERRA PARTIES, NOR SHALL THE GULFTERRA PARTIES BE LIABLE TO THE ENTERPRISE PARTIES, FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the GulfTerra Parties, addressed to:

GulfTerra Energy Company, L.L.C.
4 Greenway Plaza
Houston, TX  77046
Attention: Chief Executive Officer
Telecopy:  832-676-1665

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
711 Louisiana Street, Suite 1900
Houston, TX  77002
Attention: J. Vincent Kendrick
Telecopy:  713-236-0822

with a copy to:

El Paso Corporation
El Paso Building
1001 Louisiana
Houston, TX  77002
Attention: General Counsel
Telecopy:  713-420-2813
with a copy to:

Andrews Kurth LLP
4200 JPMorgan Chase Tower
Houston, TX  77002
Attention: G. Michael O'Leary
Telecopy:  713-220-4285


If to any of the Enterprise Parties, addressed to:

Enterprise Products Partners L.P.
c/o Enterprise Products GP, LLC
2727 North Loop West
Houston, Texas  77008
Attention: President
Telecopy:  (713) 880-6570

with a copy to:

Enterprise Products Partners L.P.
c/o Enterprise Products GP, LLC
2727 North Loop West
Houston, Texas  77008
Attention: Chief Legal Officer
Telecopy:  (713) 880-6570

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

         Section 9.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware (the "Delaware Courts") for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

         Section 9.3 Entire Agreement; Amendments and Waivers. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their (or their general partner's) respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger Transactions by the holders of Enterprise Common Units and GulfTerra Common Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such unitholders without such further approval. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         Section 9.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

         Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

         Section 9.6 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

         Section 9.7 Disclosure Letters. Each disclosure identified in the GulfTerra Disclosure Letter and the Enterprise Disclosure Letter or elsewhere in this Agreement constitutes a disclosure by the disclosing party with respect to the specific Section of this Agreement identified in the GulfTerra Disclosure Letter or Enterprise Disclosure Letter, as applicable.



                     [THE REMAINDER OF THIS PAGE IS BLANK.]

EXECUTED as of the Execution Date.

                                      GULFTERRA ENERGY PARTNERS, L.P.




                                          By:  /s/ ROBERT G. PHILLIPS
                                              ----------------------------------
                                          Name: Robert G. Phillips
                                          Title: Chief Executive Officer


                                      GULFTERRA ENERGY COMPANY, L.L.C.



                                      By:  /s/ ROBERT G. PHILLIPS
                                          --------------------------------------
                                          Name: Robert G. Phillips
                                          Title: Chief Executive Officer




                       Signature Page to Merger Agreement

                               ENTERPRISE PRODUCTS PARTNERS L.P.

                               By: Enterprise Products GP, LLC
                                       its General Partner


                                      By:  /s/ MICHAEL A. CREEL
                                          --------------------------------------
                                          Name: Michael A. Creel
                                          Title: Executive Vice President


                               ENTERPRISE PRODUCTS GP, LLC


                               By:  /s/ MICHAEL A. CREEL
                                   ---------------------------------------------
                                   Name: Michael A. Creel
                                   Title: Executive Vice President


                               ENTERPRISE PRODUCTS MANAGEMENT LLC

                               By: Enterprise Products Partners, L.P.,
                                         its sole member

                                    By:   Enterprise Products GP, LLC,
                                          general partner of Enterprise Products
                                          Partners  L.P.


                                          By:  /s/ RICHARD H. BACHMANN
                                              ----------------------------------
                                              Name: Richard H. Bachmann
                                              Title: Executive Vice President







                       Signature Page to Merger Agreement

                                                              EXHIBIT 2.1(b)(ii)


                              ASSUMPTION AGREEMENT

         THIS ASSUMPTION AGREEMENT (this "Agreement"), dated as of ________, 2004, is entered into by and between Enterprise Products Partners L.P., a Delaware limited partnership ("Enterprise MLP"), and GulfTerra Energy Partners, L.P., a Delaware limited partnership ("GulfTerra MLP").

                                    RECITALS

         WHEREAS, pursuant to a Merger Agreement dated December 15, 2003 by and among Enterprise MLP, GulfTerra MLP, GulfTerra GP, Enterprise GP, and Enterprise Products Management LLC ("Acquisition LLC"), Acquisition LLC will be merged with and into GulfTerra MLP, with GulfTerra MLP as the sole surviving entity (the "Merger"); and

         WHEREAS, in connection with the Merger, GulfTerra MLP's Series A Common Units will be converted into Enterprise MLP's Common Units; and

         WHEREAS, GulfTerra MLP issued and there remain outstanding certain Series F Convertible Units which are convertible into GulfTerra MLP's Series A Common Units on the terms and subject to the conditions set forth in a Statement of Rights, Privileges and Limitations of Series F Convertible Units, dated May 16, 2003 (as amended, the "Statement"); and

         WHEREAS, Section 3.3(e) of the Statement requires that Enterprise MLP, in connection with the Merger, assume all of GulfTerra MLP's obligations in respect of any Series F Convertible Units that remain outstanding following the Merger;

         NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the parties to this Agreement undertake and agree as follows:

1. ASSUMPTION BY ENTERPRISE. Enterprise MLP hereby assumes and agrees to duly and timely perform and discharge all obligations and liabilities of GulfTerra MLP under the Statement in respect of any Series F Convertible Units that remain outstanding following the Merger. (A) All references in the Statement to the Partnership shall hereafter be references to Enterprise MLP, (B) all references in the Statement to the Series A Common Units shall hereafter be references to Enterprise MLP's Common Units, (C) all references in the Statement to the Measuring Date Unit Price shall hereafter mean $_____, subject to adjustment pursuant to Section 3 of the Statement, and (D) all references in the Statement to the Prevailing Unit Price, Cashless Conversion Trigger Price, Daily Market Unit Price and Conversion Unit Price shall hereafter be references to such prices with respect to Enterprise. GulfTerra MLP confirms and agrees that, except to the extent expressly assumed by Enterprise MLP pursuant to this
Section 1, GulfTerra MLP shall remain solely liable for all obligations under the Statement and in respect of the Series F Convertible Units.

2. ASSURANCES. From time to time after the date hereof, and without any further consideration, each of the parties to this Agreement shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

3. GOVERNING LAW. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflict of laws rule or principle that might refer the construction or interpretation hereof to the laws of another jurisdiction.

4. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement together with the Statement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

5. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

6. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

7. EXECUTION. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.



                     [The remainder of this page is blank.]

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.



                                    GULFTERRA ENERGY PARTNERS, L.P.

                                    By:
                                       ----------------------------------------
                                    Name:
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                                    Title:
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                                    ENTERPRISE PRODUCT PARTNERS L.P.

                                    By:     Enterprise Products GP, LLC
                                    Its:    General Partner

                                    By:
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                                    Name:
                                         --------------------------------------
                                    Title:
                                          -------------------------------------



                     Signature Page to Assumption Agreement